UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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EVOLENT HEALTH, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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2020 PROXY STATEMENT
AND
NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS
Tuesday, June 9, 2020
10:00 a.m.

EVOLENT HEALTH, INC.
800 N. Glebe Road, Suite 500
Arlington, VA 22203
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held on June 9, 2020
Dear Stockholder:
You are invited to attend the 2020 annual meeting of stockholders (the “Annual Meeting”) of Evolent Health, Inc. (the “Company”), a Delaware corporation, which will be held on Tuesday, June 9, 2020, at 10:00 a.m., local time. The Annual Meeting will be held for the following purposes:

1.
To elect three Class II director nominees named in the proxy statement to serve on our Board of Directors until our 2023 annual meeting of stockholders and until their successors are duly elected and qualified;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020; and

3.	To approve the compensation of our named executive officers for 2019 on an advisory basis.

In addition, stockholders may be asked to consider and vote upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.
In light of the coronavirus, or COVID-19, outbreak, for the safety of all of our stakeholders, and taking into account recent federal, state and local guidance that has been issued, we have determined that the Annual Meeting will be held in a virtual meeting format only, via the Internet, with no physical in-person meeting. Stockholders will be able to attend, vote and submit questions (both before, and for a portion of, the meeting) from any location via the Internet at https://web.lumiagm.com/209916247. The password for the Annual Meeting is “evolent2020.” To participate (e.g., submit questions and/or vote), you will need the control number provided on your proxy card, voting instruction form or notice. The Company intends to return to hosting an in-person meeting in 2021.
Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which the Annual Meeting may be adjourned, or to which the Annual Meeting may be postponed.
Our Board of Directors has fixed the close of business on April 15, 2020, as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof.
We make proxy materials available to our stockholders on the Internet. You can access proxy materials at http://ir.evolenthealth.com/Annual-Reports-Proxy-Statements. You also may authorize your proxy via the Internet by following the instructions on that website. In order to authorize your proxy via the Internet you must have the stockholder identification number that appears on the enclosed proxy card.
By Order of our Board of Directors,
Jonathan D. Weinberg
General Counsel and Secretary
Important Notice Regarding the Availability of Proxy Materials for
the Stockholder Meeting to be Held on June 9, 2020
This proxy statement and our 2019 Annual Report to Stockholders are available at
http://ir.evolenthealth.com/Annual-Reports-Proxy-Statements
You may request and receive a paper or email copy of our proxy materials relating to the Annual Meeting and any future stockholder meetings free of charge by emailing proxymaterials@evolenthealth.com, calling 1-844-246-2928, or visiting http://ir.evolenthealth.com/Annual-Reports-Proxy-Statements
Arlington, VA
April 29, 2020

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EVOLENT HEALTH, INC.
800 N. Glebe Road, Suite 500
Arlington, VA 22203
PROXY STATEMENT
FOR OUR 2020 ANNUAL MEETING OF STOCKHOLDERS
to be held on June 9, 2020
These proxy materials are being made available in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Evolent Health, Inc., a Delaware corporation, for use at our 2020 annual meeting of stockholders (the “Annual Meeting”) to be held on Tuesday, June 9, 2020, at 10:00 a.m., local time, in a virtual meeting format only, via the Internet at https://web.lumiagm.com/209916247 (password “evolent2020”) or at any postponement or adjournment of the Annual Meeting. References in this proxy statement to “we,” “us,” “our,” “ours,” and the “Company” refer to Evolent Health, Inc., unless the context otherwise requires. Distribution of this proxy statement and a proxy card to stockholders is scheduled to begin on or about April 29, 2020, which is also the date by which these materials will be posted.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
Who is entitled to vote at the Annual Meeting?

Holders of record of our Class A common stock at the close of business on April 15, 2020, the record date for the Annual Meeting, are entitled to receive notice of the Annual Meeting and to vote at the Annual Meeting. If you are a holder of record of our Class A common stock as of the record date, you may vote the shares that you held on the record date even if you sell such shares after the record date. Each outstanding share as of the record date entitles its holder to cast one vote for each matter to be voted upon and, with respect to the election of directors, one vote for each director to be elected. Stockholders do not have the right to cumulate voting for the election of directors.

What is the purpose of the Annual Meeting?

At the Annual Meeting, you will be asked to vote on the following proposals:

•
Proposal 1: the election of three Class II director nominees named in this proxy statement to serve on our Board until our 2023 annual meeting of stockholders and until their successors are duly elected and qualified;

•	Proposal 2: the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020; and

•	Proposal 3: the approval of the compensation of our named executive officers for 2019 on an advisory basis (also referred to as the “say-on-pay” vote).

You also may be asked to consider and act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

What constitutes a quorum?

The presence, in person (by virtual attendance) or by proxy, of holders of a majority of the total number of outstanding shares entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of any business at the Annual Meeting. Virtual attendance at the Annual Meeting constitutes presence in person for purposes of quorum. As of April 15, 2020, the record date, there were 85,474,938 shares of our Class A common stock outstanding and entitled to vote.

Each share of Class A common stock outstanding on the record date is entitled to one vote on each matter properly submitted at the Annual Meeting and, with respect to the election of directors, one vote for each director to be elected. Abstentions and “broker non-votes” (i.e., shares represented at the meeting held by brokers, as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and with respect to which, on a particular matter, the broker does not have discretionary voting power to vote such shares) will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting.

What vote is required to approve each proposal?

Each proposal requires the affirmative vote of a majority of votes cast by the holders of our Class A common stock, whether present in person (by virtual attendance) or by proxy at our Annual Meeting and entitled to vote for the proposal to be approved.

What effect do abstentions and “broker non-votes” have on the proposals?

A broker non-vote occurs when shares held by a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder who beneficially owns the shares and (2) the broker lacks the authority to vote the shares at his/her discretion. Under current New York Stock

Exchange (“NYSE”) interpretations that govern broker non-votes, Proposals 1 and 3 are considered “non-routine” matters, and a broker will lack the authority to vote uninstructed shares at his/her discretion on these proposals. Proposal 2 is considered a “routine” matter, and a broker will be permitted to exercise his/her discretion to vote uninstructed shares on this proposal. Broker non-votes are not considered votes cast and will have no effect on the vote for any proposal.

An “abstention” will occur at the Annual Meeting if your shares of Class A common stock are deemed to be present at the Annual Meeting, either because you attend the Annual Meeting or because you have properly completed and returned a proxy, but you do not vote on any proposal or other matter which is required to be voted on by our stockholders at the Annual Meeting. Abstentions are not considered votes cast and will have no effect on the vote for any proposal.

How do I attend and vote my shares at the Virtual Annual Meeting?

To attend and vote your shares during the virtual Annual Meeting, you will need to log-in to https://web.lumiagm.com/209916247 (password “evolent2020”) using, (i) for record holders, the control number on your proxy card or (ii) for holders who own shares in street name through brokers, the control number issued to you pursuant to the registration process described below.

If you attend the Annual Meeting, you may vote whether or not you previously have given a proxy, but your presence (without further action) at the Annual Meeting will not constitute revocation of a previously given proxy. Unless you have received a legal proxy to vote the shares, if you hold your shares through a bank, broker or other nominee, that is, in “street name,” only that bank, broker or other nominee can revoke your proxy on your behalf.

You may revoke a proxy for shares held by a bank, broker or other nominee by submitting new voting instructions to the bank, broker or other nominee or, if you have obtained a “legal proxy” from the bank, broker or other nominee giving you the right to vote the shares at the Annual Meeting, by attending the Annual Meeting and voting. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a legal proxy form. After obtaining a valid legal proxy from your broker, bank or other agent, to then register to attend the Annual Meeting, you must submit proof of your legal proxy reflecting the number of your shares along with your name and email address to American Stock Transfer & Trust Company, LLC. Requests for registration should be directed to proxy@astfinancial.com or to facsimile number 718-765-8730.  Written requests can be mailed to:

American Stock Transfer & Trust Company LLC
Attn: Proxy Tabulation Department
6201 15th Avenue
Brooklyn, NY 11219

Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on June 5, 2020. You will receive a confirmation of your registration by email after we receive your registration materials. You may attend the Annual Meeting and vote your shares at https://web.lumiagm.com/209916247 during the meeting. The password for the Annual Meeting is “evolent2020.” Follow the instructions provided to vote. We encourage you to access the meeting prior to the start time leaving ample time for the check in.

Can I change my vote after I submit my proxy card?

If you cast a vote by proxy, you may revoke it at any time before it is voted by:

•	filing a written notice revoking the proxy with our Secretary at our address;

•	properly submitting to us a proxy with a later date;

•	submitting a vote at a later time online before the closing of this voting facility at 11:59 p.m. EDT, June 8, 2020; or

•	voting at the Annual Meeting (see “How do I attend and vote my shares at the Virtual Annual Meeting” above).

Can I ask questions at the Virtual Annual Meeting?

Stockholders as of our record date who attend and participate in our virtual Annual Meeting at https://web.lumiagm.com/209916247 (password “evolent2020”) will have an opportunity to submit questions live via the Internet during a designated portion of the meeting. To ask a question, stockholders must have available their control number provided on their proxy card, voting instruction form or Notice. Stockholders attending the virtual Annual Meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting

Who will count the votes?

We have retained American Stock Transfer & Trust Company, LLC to tabulate the votes for the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

We will publish the final results of the voting in a Current Report on Form 8-K within four business days after the Annual Meeting.

How do I vote?

Voting at the Virtual Annual Meeting. Stockholders who attend the virtual Annual Meeting should follow the instructions at https://web.lumiagm.com/209916247. The password for the Annual Meeting is “evolent2020.”

Voting by Proxy. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, access to our proxy materials via the Internet. In that case, you may instruct the proxy holders named in the proxy card how to vote your shares of common stock in one of the following ways:

•	Vote online. You can vote at www.voteproxy.com. To vote online, you must have the stockholder identification number provided in your proxy card.

•	Vote by regular mail. If you received printed materials and would like to vote by mail, then please mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided.

If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and voting instructions have been forwarded to you by that organization. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. You should instruct your broker or nominee how to vote your shares by following the voting instructions provided by your broker or nominee. If you request printed copies of the proxy materials by mail, you will receive a vote instruction form for this purpose.

If you sign and submit your proxy card without specifying how you would like your shares voted, your shares will be voted in accordance with the Board’s recommendations specified in the next question and in accordance with the discretion of the person named on the proxy card with respect to any other matters that may be voted upon at the Annual Meeting or at any adjournment or postponement of the Annual Meeting.

Even if you plan to attend the Annual Meeting, we recommend that you submit a proxy to vote your shares in advance so that your vote will be counted if you later are unable to attend the Annual Meeting.

How does the Board recommend that I vote on each of the proposals?

The Board recommends that you vote:

•
FOR Proposal 1: the election of Bridget Duffy, Diane Holder and Michael D’Amato as directors to serve on our Board until our 2023 annual meeting of stockholders and until their successors are duly elected and qualified;

•	FOR Proposal 2: the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020; and

•	FOR Proposal 3: the approval of the compensation of our named executive officers for 2019 on an advisory basis (also referred to as the “say-on-pay” vote).

What other information should I review before voting?

Our 2019 Annual Report to stockholders, including our consolidated financial statements for the fiscal year ended December 31, 2019, is being made available to you along with this proxy statement. You may obtain, free of charge, copies of our 2019 Annual Report to stockholders and our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which contains additional information about the Company, on our website at www.evolenthealth.com or by directing your request in writing to Evolent Health, Inc., 800 N. Glebe Road, Suite 500, Arlington, VA 22203, Attention: Investor Relations. Our 2019 Annual Report to stockholders and our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, however, are not part of the proxy solicitation materials, and the information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the Securities and Exchange Commission (the “SEC”).

Who will pay for the cost of this proxy solicitation?

We will pay the cost of the solicitation of proxies. In addition to the solicitation of proxies by mail, our directors, officers and employees may solicit proxies personally or by telephone. No arrangements or contracts have been made with any solicitors as of the date of this proxy statement, although we reserve the right to engage solicitors if we deem them necessary. Such solicitations may be made by mail, telephone, facsimile, email or personal interviews.

Why didn’t I automatically receive a paper copy of the proxy statement, proxy card and annual report?

Pursuant to rules adopted by the SEC, we have elected to provide our stockholders access to our proxy materials via the Internet.

How can I receive electronic access to the proxy materials?

You may access our proxy materials over the Internet at http://ir.evolenthealth.com/Annual-Reports-Proxy-Statements. The materials sent to you include instructions on how to request a printed set of the proxy materials by mail or an electronic set of materials by email. In addition, stockholders may request to receive future proxy materials in printed form, by mail or electronically by email on an ongoing basis. Choosing to receive future proxy materials by email will save the Company the cost of printing and mailing documents to you and will reduce the environmental impact of the Annual Meeting. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive future proxy materials by email will remain in effect until you terminate it.

No person is authorized on our behalf to give any information or to make any representations with respect to the proposals other than the information and the representations contained in this proxy statement, and, if given or made, such information and/or representations must not be relied upon as having been authorized.

PROPOSAL 1: ELECTION OF DIRECTORS
Our Board currently consists of ten members and is divided into three staggered classes of directors, as nearly equal in number as possible. The current term of office of our Class II Directors expires at the Annual Meeting, while the term for our Class III Directors expires at the 2021 annual meeting and the term for our Class I Directors expires at the 2022 annual meeting. Upon unanimous recommendation by the Nominating and Governance Committee of the Board, the Board proposes that the following nominees, Bridget Duffy, Diane Holder and Michael D’Amato, each a current Class II Director, be elected for new terms of three years and until their successors are duly elected and qualified as Class II Directors. Each of the nominees has consented to serve if elected. All of our director nominees are current members of our Board. If any of them becomes unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxy holders will vote for the substitute nominee designated by the Board. There is no limit on the number of terms a director may serve on our Board.
Pursuant to the stockholders agreement we entered with TPG Global, LLC and certain of its affiliates (“TPG”), University of Pittsburgh Medical Center (“UPMC”) and The Advisory Board Company (“The Advisory Board”) at the time of our initial public offering, for so long as each of TPG, UPMC and The Advisory Board owns or owned at least 40% of the shares of common stock held by it upon the completion of our initial public offering, such stockholder will be or was entitled to nominate two directors to serve on our Board. When such stockholder owns less than 40% but at least 5% of the shares of common stock held by it upon the completion of our initial public offering, such stockholder will be entitled to nominate one director to serve on our Board. TPG and The Advisory Board no longer hold any of the shares of our common stock that they held upon completion of our initial public offering, but UPMC owns more than 40% of the shares of our common stock it held upon the completion of our initial public offering as of the date of this proxy statement. Pursuant to these provisions, UPMC has designated Diane Holder and David Farner. Diane Holder is up for reelection under this Proposal 1.
Information Regarding Director Nominees and Directors
Set forth below is biographical information about each of the directors and director nominees. In addition, we have described the experience, qualifications, attributes and skills of each director the Board considered in determining that such director should serve on our Board.

Directors Standing for Election

Class II Directors with Terms Expiring at the 2020 Annual Meeting

Bridget Duffy, MD, 61, Independent Director

Bridget Duffy, MD has served on our Board since September 2017. Dr. Duffy has served as the Chief Medical Officer at Vocera Communications, Inc. since January 2013. Prior to her appointment at Vocera, Dr. Duffy co-founded and served as Chief Executive Officer of ExperiaHealth from November 2010 to December 2012. Dr. Duffy also served as the Chief Experience Officer at the Cleveland Clinic. Dr. Duffy holds a bachelor of science degree from the University of Minnesota and received her doctorate in medicine from the University of Minnesota. She completed her residency in internal medicine at Abbott Northwestern Hospital in Minneapolis, Minnesota. We believe Dr. Duffy is qualified to serve on our Board because of her extensive experience in healthcare, including as Chief Medical Officer of Vocera.

Diane Holder, 70, Director

Diane Holder has served on our Board since August 2011. Ms. Holder has been an Executive Vice President of UPMC since 2007, President of the UPMC Insurance Services Division and President and CEO of UPMC Health Plan since 2004. Ms. Holder holds a bachelor of arts in psychology from the University of Michigan and a master of science in social work from Columbia University. We believe that Ms. Holder is qualified to serve on our Board because of her extensive career in healthcare.

Michael D’Amato, 66, Independent Director

Michael D’Amato has served on our Board since April 2016. Since June 2011, Mr. D'Amato has served as Managing Partner of Sears Road Partners LLC, a private investment company, and since October 2016, Mr. D'Amato has served in various capacities in the finance and strategy functions of Optoro Inc. Prior to joining Sears Road Partners LLC, Mr. D’Amato served as Senior Advisor to Jeff Zients, the Federal Chief Performance Officer and Deputy Director for Management of the Office of Management and Budget from June 2009 to June 2011. From 2004 to 2009, he was a Founding Partner of Portfolio Logic LLC, an investment company focused on small-cap public and private companies, with particular emphasis on healthcare. From 1995 to 2004, he held various executive roles at The Advisory Board, including Chief Financial Officer (1996-1998) and Executive Vice President (1998-2001), and served as a Director from 2001 to 2004. Prior to joining The Advisory Board, Mr. D’Amato held various roles at the management consulting firm Bain & Company, including Senior Partner, where he focused on strategy and organizational development. Mr. D’Amato received a bachelor of science degree from The Massachusetts Institute of Technology and master’s degree in business administration from Harvard Business School. We believe that Mr. D’Amato is qualified to serve on our Board because of his experience in healthcare, finance and consulting, including his roles as Chief Financial Officer and Director of The Advisory Board.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE THREE DIRECTOR NOMINEES NAMED ABOVE.

Other Directors Not Standing for Election at this Annual Meeting

Directors who will continue to serve after the Annual Meeting are:

Class III Directors with Terms Expiring at the 2021 Annual Meeting

Bruce Felt, 62, Independent Director

Bruce Felt has served on our Board since June 2015. Since August 2014, Mr. Felt has served as Chief Financial Officer of Domo, Inc. From June 2012 to June 2014, Mr. Felt served as Chief Financial Officer of Ten-X (formerly Auction.com). From October 2006 to June 2012, Mr. Felt served as the Chief Financial Officer of SuccessFactors, Inc. From February 2005 through August 2006, Mr. Felt served as chief financial officer of LANDesk Software, Inc. Subsequent to LANDesk’s acquisition by Avocent Corp. in August 2006, Mr. Felt was retained by Avocent through February 2007 on a transitional basis to manage certain matters. From April 1999 to February 2005, Mr. Felt served as Chief Financial Officer of Integral Development Corporation. Mr. Felt currently sits on the board of directors of Cambium Networks Corporation, a public company, Betterworks and Personal Capital Corporation and has been a member of various non-profit boards. Mr. Felt was a member of the board of directors of Yodlee, Inc., a public company, from April 2015 to December 2016. Mr. Felt holds a bachelor of science in accounting from the University of South Carolina and a master’s degree in business administration from Stanford University Graduate School of Business. We believe that Mr. Felt is qualified to serve on our Board because of his financial and accounting background, as well as his experience serving as a senior executive for publicly traded technology companies.

Kenneth Samet, 62, Independent Director

Kenneth Samet has served on our Board since September 2015. Since January 2008, Mr. Samet has served as Chief Executive Officer of MedStar Health, Inc. He previously served as that organization’s President from 2003 and as Chief Operating Officer from 1998. From 1990 to 2000, Mr. Samet served as President of MedStar Washington Hospital Center. From the mid-1980s to 1990, he held a variety of leadership positions with the Medlantic Healthcare Group. Mr. Samet served as a director of Catalyst Health Solutions, Inc., a public company, from April 2006 to July 2012, and served as a Director of Cogentix Medical, Inc., a public company, from July 2016 to May 2018. He has served on the board of Luminex Corporation, a public company, since December 2018. Mr. Samet received a bachelor’s degree in business administration from the Old Dominion University and a master’s degree in health services administration from the University of Michigan. We believe that Mr. Samet is qualified to serve on our Board because of his extensive career in healthcare, leadership and corporate governance.

Cheryl Scott, 70, Independent Director

Cheryl Scott has served on our Board since November 2015. Since July 2016, Ms. Scott has served as the Main Principal of the McClintock Scott Group. From June 2006 to July 2016, Ms. Scott served as Senior Advisor to the Bill & Melinda Gates Foundation. Before joining the foundation, Ms. Scott served for eight years as President and Chief Executive Officer of Group Health Cooperative. She previously served as that organization’s Executive Vice President and Chief Operating Officer. Ms. Scott currently serves on a variety of private and not-for-profit boards. She was a member of the board of directors of Recreational Equipment Incorporated (REI) from 2005 to 2017. Ms. Scott received her bachelor’s degree in communications and master’s degree in health management from the University of Washington. We believe that Ms. Scott is qualified to serve on our Board because of her extensive career in healthcare, leadership and corporate governance, including as the Chief Executive Officer of Group Health Cooperative.

Frank Williams, 53, Director

Frank Williams, our co-founder, has served as our Chief Executive Officer since August 2011 and on our Board since August 2011. He served as the Chief Executive Officer of The Advisory Board from 2001 to 2008. Mr. Williams was a member of the board of directors of The Advisory Board, a public company, from 2001 to 2015. Prior to joining The Advisory Board, Mr. Williams served as President of MedAmerica OnCall from March 1999 to early 2001, President of Vivra Orthopedics from 1995 to 1999, and as a management consultant for Bain & Co. from June 1988 to June 1990. Mr. Williams holds a bachelor of arts degree in Political Economies of Industrial Societies from the University of California, Berkeley, and a master of business administration from Harvard Business School. We believe that Mr. Williams is qualified to serve on our Board because of his extensive knowledge and experience in all aspects of our business and his extensive experience in the healthcare and consulting services fields, including as Chief Executive Officer of The Advisory Board.

Class I Directors with Terms Expiring at the 2022 Annual Meeting

Seth Blackley, 41, Director

Seth Blackley, our co-founder, has served as our President since August 2011 and on our Board since April 2018. Prior to co-founding the Company, Mr. Blackley was the Executive Director of Corporate Development and Strategic Planning at The Advisory Board from June 2007 to August 2011. From 2014 to 2016, Mr. Blackley served on the board of directors of Advanced Practice Strategies. Mr. Blackley is currently a board member of Access Clinical Partners and Iodine Healthcare. Mr. Blackley began his career as an analyst in the Washington, D.C. office of McKinsey & Company. Mr. Blackley holds a bachelor of arts degree in business from The University of North Carolina at Chapel Hill, and a master of business administration from Harvard Business School. We believe that Mr. Blackley is qualified to serve on our Board because of his extensive experience in finance, strategy and operations, especially in the field of healthcare, and his extensive knowledge in all aspects of our business.

David Farner, 56, Director

David Farner has served on our Board since September 2014. Mr. Farner has been with UPMC for more than 30 years, holding various senior leadership positions for the last 25 years, including interim Chief Financial Officer. Since 2010, Mr. Farner has served as Executive Vice President and Chief Strategic and Transformation Officer of UPMC. Prior to UPMC, Mr. Farner worked as an auditor at Arthur Anderson & Company. Mr. Farner holds a bachelor of science in computer information systems from Westminster College. We believe that Mr. Farner is qualified to serve on our Board because of his extensive career in healthcare and finance.

Peter Grua, 66, Independent Director

Peter Grua has served on our Board since January 2020. Mr. Grua is currently a Managing Partner at HLM Venture Partners (“HLM”), a venture capital investment firm, where his investment activities focus on health services, medical technologies and health care information technologies. Prior to joining HLM, Mr. Grua was a Managing Director at Alex Brown & Sons, an investment banking firm, where he directed research in health care services and managed care. Mr. Grua was previously a director at The Advisory Board Company and Welltower Inc. (formerly Health Care REIT, Inc.), and currently serves as a director at numerous companies including Innovacare Health, Inc., MeQuilibrium, Oceans Healthcare LLC, Ampersand Health, LLC, OnShift, Inc. and Linkwell Health, Inc. Mr. Grua holds a bachelor’s degree from Bowdoin College and a master’s degree in business administration from the Columbia University Graduate School of Business.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board has appointed the accounting firm of Deloitte & Touche LLP (“Deloitte”) to serve as our independent registered public accounting firm to audit the Company’s consolidated financial statements as of and for the fiscal year ending December 31, 2020 and its internal control over financial reporting as of December 31, 2020.

As we previously disclosed in a Current Report on Form 8-K filed with the SEC on April10, 2019, the Audit Committee conducted a competitive process to determine the Company’s independent registered public accounting firm to provide audit services as of and for the 2019 fiscal year. Following review of proposals from the independent registered public accounting firms that participated in the process, the Audit Committee notified PricewaterhouseCoopers LLP (“PwC”) on April 8, 2019, that it was dismissed as the Company’s independent registered public accounting firm, effective immediately. On April 8, 2019, the Audit Committee approved the engagement of Deloitte as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements as of and for the year ended December 31, 2019.

The audit reports of PwC on the Company’s consolidated financial statements as of and for the years ended December 31, 2018 and December 31, 2017, did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2018 and 2017, and the subsequent interim period through April 8, 2019, there were no disagreements within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions between us and PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to their satisfaction would have caused PwC to make reference in connection with their opinion to the subject matter of the disagreement. Also during this same period, there were no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K, except for a material weakness in internal control over financial reporting related to an insufficient complement of resources with an appropriate level of accounting knowledge, experience and training to address accounting for complex, non-routine transactions. This material weakness was remediated as described in Item 4 to our Quarterly Report on Form 10-Q for the period ended June 30, 2018. PwC has discussed this matter with the Audit Committee, and we have authorized PwC to fully respond to any inquiries of the successor independent registered accounting firm concerning this matter.

During the fiscal years ended December 31, 2018 and December 31, 2017, and the subsequent interim period through April 8, 2019, we have not consulted with Deloitte regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and no written or oral advice was provided to us by Deloitte that it concluded was an important factor considered by us in reaching a decision as to any accounting, auditing, or financial reporting issue, or (ii) any matter that was subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K, or other reportable event of the types described in Item 304(a)(1)(v) of Regulation S-K.

Stockholder ratification of the appointment of Deloitte is not required by law, the NYSE or the Company’s organizational documents. However, as a matter of good corporate governance, the Board has elected to submit the appointment of Deloitte to the stockholders for ratification at the Annual Meeting. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interest of the Company and its stockholders. If stockholders do not ratify the appointment of Deloitte, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of an independent registered public accounting firm. Deloitte is considered by our management to be well-qualified. Deloitte has advised us that neither it nor any member thereof has any financial interest, direct or indirect, in the Company or any of our subsidiaries in any capacity.

A representative of Deloitte will be present at the Annual Meeting, will be given the opportunity to make a statement at the Annual Meeting if he or she so desires and will be available to respond to appropriate questions.
A majority of all of the votes cast at the Annual Meeting at which a quorum is present in person (by virtual attendance) or represented by proxy is required for the ratification of the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2020. We will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence or absence of a quorum. Abstentions will have no effect on this proposal. Because the ratification of the appointment of the independent auditor is considered a “routine” matter, there will be no broker non-votes with respect to this proposal.

Fee Disclosure

The following is a summary of the fees billed to us by Deloitte for professional services rendered for the fiscal years ended December 31, 2019 and 2018.

	2019	2018
Audit Fees	$2,316,250	$—
Audit-Related Fees	818,933	451,776
Tax Fees	933,914	1,264,898
All Other Fees	—	—
Total	$4,069,097	$1,716,674

The following is a summary of the fees billed by PwC for professional services rendered for us for the fiscal years ended December 31, 2019 and 2018:

	2019	2018
Audit Fees	$42,014	$2,750,000
Audit-Related Fees	—	125,000
Tax Fees	—	—
All Other Fees	—	2,700
Total	$42,014	$2,877,700
Audit Fees

“Audit Fees” include fees associated with professional services rendered for the audit of the financial statements and services that are normally provided by Deloitte and PwC in connection with statutory and regulatory filings or engagements. For example, audit fees include fees for professional services rendered in connection with quarterly and annual reports, the issuance of consents by Deloitte and PwC to be named in our registration statements and to the use of their audit report in the registration statements and the issuance of an attestation of management’s report on internal controls over financial reporting.

Audit-Related Fees

“Audit-Related Fees” refers to fees for assurance services in connection with our securities offerings, as well as related services that are reasonably related to the performance of the audit or review of our financial statements and fees associated with transactions and proposed transactions (including acquisitions and securities offerings) and permissible internal control services for the SOC 2 reports and management assertion.

Tax Fees

“Tax Fees” refers to fees and related expenses for professional services for tax compliance, tax advice and tax planning.

All Other Fees

“All Other Fees” refers to fees and related expenses for products and services other than services described above, including fees to the independent registered public accounting firm or its affiliates for annual subscriptions to online accounting and tax research software applications and data.

Our Audit Committee considered whether the provision by Deloitte and PwC, as applicable, of any services that would be required to be described under “All Other Fees” would have been compatible with maintaining Deloitte’s and PwC’s respective independence from both management and the Company.

Pre-Approval Policies and Procedures of our Audit Committee

Consistent with SEC policies regarding auditor independence and the Audit Committee’s charter, the Audit Committee is directly responsible for the appointment, compensation, retention, removal and oversight of the independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. Our Audit Committee must pre-approve all audit, non-audit and any other services to be provided by the independent registered public accounting firm. All of the fees billed by Deloitte and PwC for the professional services rendered for us for the fiscal years ended December 31, 2018 and 2019, were pre-approved by our Audit Committee.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

AUDIT COMMITTEE REPORT
Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, (the “Securities Act”) or the Securities Exchange Act of 1934 (the “Exchange Act”), that might incorporate this proxy statement or future filing with the SEC, in whole or in part, the following report shall not be deemed incorporated by reference into any such filing.

The Audit Committee operates pursuant to a charter which is reviewed annually by the Audit Committee. Our management is responsible for the preparation, presentation and integrity of our financial statements, the application of accounting and financial reporting principles and our internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our financial statements, expressing an opinion as to their conformity with accounting principles generally accepted in the United States and auditing management’s assessment of the effectiveness of internal control over financial reporting.

The undersigned members of the Audit Committee of the Board of Directors of Evolent Health, Inc. submit this report in connection with the committee’s review of the financial reports for the fiscal year ended December 31, 2019 as follows:

1.
the Audit Committee has reviewed and discussed with management the audited financial statements and internal control over financial reporting of Evolent Health, Inc. for the fiscal year ended December 31, 2019;

2.
the Audit Committee has discussed with representatives of Deloitte the matters required to be discussed with them pursuant to Auditing Standard No. 1301, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board; and

3.
the Audit Committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit Committee concerning independence, and has discussed with Deloitte its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements of Evolent Health, Inc. be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, for filing with the SEC.

Submitted by the Audit Committee
Bruce Felt (Chairman)
Peter Grua
Cheryl Scott

CORPORATE GOVERNANCE AND BOARD STRUCTURE
Board of Directors Meetings and Committees
The Board met thirteen times during 2019. Each incumbent member of the Board attended 75% or more of the meetings of the Board and of the committees on which he or she served that were held during the period for which he or she was a director or committee member, respectively. We do not have a policy on director attendance at our Annual Meeting. None of our directors other than Mr. Williams attended our 2019 annual meeting of stockholders.
Standing committees of our Board include the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and the Compliance and Regulatory Affairs Committee. The principal functions of each of these committees are briefly described below. The Company’s Audit Committee, Compensation Committee and Nominating and Governance Committee are fully independent under the applicable NYSE listing standards and rules of the SEC. The current charters for each of the Audit Committee, Compensation Committee, Nominating and Governance Committee and Compliance and Regulatory Affairs Committee are available on our website at www.evolenthealth.com.

Director	Audit	Compensation	Nominating and Corporate Governance	Compliance and Regulatory Affairs
Frank Williams
Seth Blackley
Michael D’Amato		x*
M. Bridget Duffy, MD			x*	x
David M. Farner
Bruce Felt	x*		x
Peter Grua	x
Diane Holder				x*
Kenneth Samet		x	x
Cheryl Scott	x	x
Number of Meetings	6	4	4	3
x = Current Committee Member
* = Chair

Audit Committee
Our Audit Committee currently consists of Bruce Felt (Chair), Peter Grua and Cheryl Scott. In 2019, the Audit Committee met six times. The Audit Committee, among other things:

•	Oversees the quality and integrity of our financial statements and accounting practices;

•	Selects and appoints an independent registered public accounting firm, such appointment to be ratified by stockholders at our Annual Meeting;

•	Pre-approves all services to be provided to us by our independent registered public accounting firm;

•	Reviews and evaluates the qualification, performance, fees and independence of our registered public accounting firm;

•
Reviews with our independent registered public accounting firm and our management the plan and scope of the accounting firm’s proposed annual financial audit and quarterly review, including the procedures to be utilized;

•
Reviews with our independent registered public accounting firm and our management the accounting firm’s significant findings and recommendations upon the completion of the annual financial audit and quarterly reviews;

•	Oversees our internal audit function;

•
Reviews our annual and interim financial statements, the report of our independent registered public accounting firm on our annual financial statements, Management’s Report on Internal Control over Financial Reporting and the disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations in our periodic reports and other filings with the SEC;

•	Meets with our independent registered public accounting firm and our management regarding our internal controls, critical accounting policies and practices and other matters;

•	Discusses earnings releases and reports to rating agencies with our management;

•	Assists our board in the oversight of our financial structure, financial condition and capital strategy;

•	Administers our policy governing related party transactions; and

•	Oversees our compliance program, response to regulatory actions involving financial, accounting and internal control matters, internal controls and risk assessment policies.

The Board has determined that Bruce Felt qualifies as an “audit committee financial expert”, as such term is defined in the rules of the SEC, and that Bruce Felt, Peter Grua and Cheryl Scott meet the standards of independence required by SEC rules and NYSE listing standards applicable to members of audit committees; the Company’s Audit Committee is fully independent.

Compensation Committee
The Compensation Committee currently consists of Michael D’Amato (Chair), Kenneth Samet and Cheryl Scott. The Compensation Committee met four times in 2019. The Compensation Committee, among other things:

•	Sets and reviews our general policy regarding executive compensation;

•	Determines the compensation (including salary, bonus, equity-based grants and any other long-term cash compensation) of our chief executive officer and our other senior executives;

•	Oversees our disclosure regarding executive compensation;

•	Administers our executive bonus and equity-based incentive plans;

•	Reviews and makes recommendations to our board with respect to non-employee director compensation; and

•
Assesses the independence of compensation consultants, legal counsel and other advisors to the Compensation Committee and hires, approves the fees and oversees the work of, and terminates the services of such advisors.

Except as prohibited by law, applicable regulations of the NYSE, our charter or our second amended and restated by-laws, the compensation committee may delegate its responsibilities to subcommittees or individuals.

The Board has determined that all members of the Compensation Committee meet the standards of independence required by SEC rules and NYSE listing standards applicable to service on compensation committees; the Company’s Compensation Committee is fully independent.

Compensation Consultant

The Compensation Committee has the authority under its charter to retain outside consultants or advisors, as it deems necessary or advisable. In accordance with this authority, the Compensation Committee has directly engaged Exequity LLP (“Exequity”) as its independent compensation consultant to provide it with objective and expert analyses, advice and information with respect to executive compensation. All executive compensation services provided by Exequity were directed or approved by the Compensation Committee, and Exequity reports directly to the Compensation Committee on this assignment. Exequity attended a portion of each of the Compensation Committee meetings during 2019. The Compensation Committee has concluded that no conflict of interest exists with Exequity with respect to the services it provided to the Compensation Committee during 2019. Exequity did not provide any services to the Company or its management other than services to the Compensation Committee, and we do not currently expect Exequity to provide other services to the Company while serving as the Compensation Committee’s consultant.

In addition to Exequity, members of our human resources, legal and finance departments support the Compensation Committee in its work management by providing data, analysis and recommendations regarding the Company’s executive and director compensation practices and policies and individual pay recommendations.

Compensation Committee Interlocks and Insider Participation

Michael D’Amato, Matthew Hobart, Kenneth Samet and Cheryl Scott served on our Compensation Committee during 2019. None of the members of our Compensation Committee has at any time been an officer or employee of the Company. Michael D’Amato and Matthew Hobart were appointed to our Board by The Advisory Board and TPG, respectively, pursuant to the provisions of our stockholders agreement as described above. During 2019, none of our executive officers served as a member of the board of directors or a compensation committee of any entity for which a member of our Board or Compensation Committee served as an executive officer.

Nominating and Governance Committee

The Nominating and Governance Committee currently consists of Bridget Duffy, MD (Chair), Bruce Felt and Kenneth Samet. The Board has determined that Bridget Duffy, MD, Bruce Felt and Kenneth Samet meet the standards of independence required by SEC rules and NYSE listing standards; the Company’s Nominating and Governance Committee is fully independent.

The Nominating and Governance Committee met four times in 2019. The Nominating and Governance Committee, among other things:

•	Oversees our corporate governance practices;

•	Evaluates the composition, size and governance of our Board and its committees and makes recommendations regarding the appointment of directors to our committees;

•	Considers stockholder nominees for election to our Board;

•	Evaluates and recommends candidates for election to our Board;

•	Leads the self-evaluation process of our Board;

•	Reviews our corporate governance guidelines and provides recommendations to the board regarding possible changes; and

•	Oversees and monitors general governance matters, including communications with stockholders and regulatory developments relating to corporate governance.

Compliance and Regulatory Affairs Committee

Our Compliance and Regulatory Affairs Committee currently consists of Diane Holder (Chair) and Bridget Duffy, MD. The Compliance and Regulatory Affairs Committee met three times in 2019. The Compliance and Regulatory Affairs committee, among other things:

•	Assists our Board in carrying out its responsibilities relating to regulatory compliance and ethics;

•	Oversees our compliance program;

•	Reviews and recommends for approval our code of business conduct and ethics;

•	Oversees our response to regulatory actions, and privacy and security issues; and

•	Reviews the processes and procedures for reporting concerns by our partners, our employees and our vendors.

GOVERNANCE OF THE COMPANY
We are committed to operating our business under strong and accountable corporate governance practices. Our committee charters, code of business conduct and ethics and corporate governance guidelines are available on our website at www.evolenthealth.com. Any stockholder also may request them in print, without charge, by contacting our Secretary at Evolent Health, Inc., 800 N. Glebe Road, Suite 500, Arlington, VA 22203.

Code of Business Conduct and Ethics

Our Board has adopted a code of business conduct and ethics that applies to all of our directors, officers and other employees, including our principal executive officer, principal financial officer and principal accounting officer. Any waiver of the code for directors or executive officers and any amendment of the code may be made only by our Board. We intend to make disclosures of such waivers or amendments required by SEC rules and NYSE listing standards, if any, through publication on our website, www.evolenthealth.com.

Corporate Governance Guidelines

Our Board has adopted corporate governance guidelines that serve as a flexible framework within which our Board and its committees operate. These guidelines cover a number of areas, including the size and composition of the Board, Board membership criteria and director qualifications, director responsibilities, Board agenda, roles of the Chairman of the Board, Chief Executive Officer and presiding director, meetings of independent directors, committee composition, Board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning.

Board Leadership Structure

Our Board leadership structure consists of a Chairman of the Board who is also our Chief Executive Officer (“CEO”).

Periodically, our Nominating and Governance Committee assesses these roles and the Board leadership structure to ensure the interests of the Company and its stockholders are best served.

Both the Chairman and CEO positions are currently held by Mr. Williams. We also have a Presiding Director selected by the Board in the manner it determines to be in the best interests of the Company’s stockholders. Mr. Felt currently serves as the Presiding Director.

The duties of the Presiding Director include:

•	Presiding at meetings of the Board at which the Chairman is not present;

•	Collaborating with the Nominating and Governance Committee and the Compensation Committee to organize and communicate performance evaluations of the Chairman/CEO;

•	Serving as liaison between the chairman and the independent directors;

•	Approving information, meeting agendas and meeting schedules sent to the Board;

•	Calling meetings of the independent directors, as appropriate; and

•	If requested by major stockholders, ensuring that he or she is available for consultation and direct communication, as appropriate.

Our Board has determined that its current structure, with combined Chairman and CEO roles and a Presiding Director is in the best interests of the Company and its stockholders at this time. A number of factors support the leadership structure chosen by the Board, including, among others:

•	Mr. Williams has extensive knowledge of all aspects of the Company and its business and risks, its industry and its customers;

•	Mr. Williams is intimately involved in the day-to-day operations of the Company and is best positioned to elevate the most critical business issues for consideration by the Board;

•	The Board believes having Mr. Williams serve in both capacities allows him to more effectively execute the Company’s strategic initiatives and business plans and confront its challenges;

•	A combined Chairman and CEO structure provides the Company with decisive and effective leadership with clear accountability to our stockholders and customers;

•	This structure allows one person to speak for and lead the company and the Board;

•	The combined role is both counterbalanced and enhanced by the effective oversight and independence of our Board, and the independent leadership provided by our Presiding Director; and

•
In our view, splitting the roles would potentially make our management and governance processes less effective through undesirable duplication of work and possibly lead to a blurring of clear lines of accountability and responsibility.

Corporate Responsibility

We are committed to corporate responsibility, and work collaboratively with our stakeholders to promote environmentally sustainable and socially responsible business practices. Our Board oversees our corporate responsibility, and is committed to supporting our efforts to operate as a good corporate citizen.

Evolent has fostered a mission-driven, service-oriented culture through embracing opportunities for our employees to give back to the community. Our leadership team has emphasized the importance of building a culture driven by our mission and our core values. Evolent has made significant strides in cultivating a diverse and supportive workplace; in 2019, representation of female and minority leaders in the company increased by three points and one point, respectively, at managing director and above levels. Currently, 44% of Evolent's managing directors and above levels are women and 26% are minorities, and we will continue to push for both inclusion and transparency. Evolent also received a 95% score on the Human Rights Campaign’s Corporate Equality Index, which rates employers on their support and inclusion of LGBTQ+ employees. In 2019, Evolent employees logged 20,000 hours of community service in 2019 and donated to over 60 local charities during our Season of Giving program.
Board’s Role in Risk Oversight

Our Board plays an active role in overseeing management of our risks. The committees of our Board assist our full Board in risk oversight by addressing specific matters within the purview of each committee. Our Audit Committee focuses on financial compliance (i.e., accounting and financial reporting), as well as internal controls and any audit steps taken in light of material control deficiencies. Our Audit Committee discusses our major financial and other risk exposures and the steps that management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. Our Compensation Committee focuses primarily on risks relating to executive compensation plans and policies. Our Nominating and Governance Committee focuses on reputational and corporate governance risks relating to our company including the independence of our Board. Our Compliance and Regulatory Affairs Committee focuses on our regulatory compliance and corporate ethics. While each of these committees is responsible for evaluating certain risks and overseeing the management of such risks, our full Board remains regularly informed regarding such risks through committee reports and otherwise. In addition, our Board and these committees receive regular reports from our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, General Counsel and other members of senior management regarding areas of significant risk to us, including operational, strategic, legal and regulatory, financial and reputational risks. We believe the leadership structure of our Board supports and promotes effective risk management and oversight.

Director Independence

Our corporate governance guidelines provide that our Board shall consist of such number of directors who are independent as is required and determined in accordance with applicable laws and regulations and requirements of the NYSE and SEC rules. The Board has determined affirmatively, based upon its review of all relevant facts and circumstances and after considering all applicable relationships of which the Board had knowledge, between or among the directors and the Company or our management (some of such relationships are described in the section of this proxy statement entitled “Certain Relationships and Related Party Transactions”), that each of the following directors and director nominees has no direct or indirect material relationship with us and is independent under the listing standards of the NYSE and SEC rules: Michael D’Amato, Bruce Felt, Kenneth Samet, Cheryl Scott, Bridget Duffy, MD and Peter Grua. In determining the independence of Mr. Samet, who is the Chief Executive Officer of MedStar Health, Inc., one of our partners, our Board considered the relationship arising through the ordinary course of business between us and MedStar Health, Inc., but did not view the relationship as materially impacting its independence determination. Our corporate governance guidelines provide that the independent directors should hold an executive session at least once a year.

Communications with the Board

Stockholders and other interested parties who wish to communicate with our Board, our Presiding Director Bruce Felt, our independent or non-management directors as a group, any of the committees or any of the individual non-employee directors may do so by sending a letter to the intended recipient, in the care of our Secretary, at Evolent Health, Inc., 800 N. Glebe Road, Suite 500, Arlington, VA 22203. Such correspondence will be relayed to the appropriate director or directors as appropriate. Stockholders may communicate with Mr. Williams and Mr. Blackley, the Board’s employee-directors, by sending a letter addressed to the intended recipient at Evolent Health, Inc., 800 N. Glebe Road, Suite 500, Arlington, VA 22203.

Identification of Director Candidates

On an annual basis, our Board conducts a formal board self-evaluation led by our Nominating and Governance Committee to determine targeted focus areas. Our Board continually assesses and evaluates its composition, taking into account, among other things, the experience, skills, background and diversity of its members. The Nominating and Governance Committee evaluates director candidates in accordance with the director membership criteria described in our corporate governance guidelines and our policy statement regarding director nominations. In addition to satisfying relevant independence standards and the requirements of Section 8 of the Clayton Act, the following are the minimum qualifications that candidates for the Board must possess:

•	Minimum of 21 years of age at the time they commence their term and will not be eligible for nomination or re-nomination to the Board if they are older than age 75;

•	Demonstrated reputation for integrity, judgment, acumen, and high professional and personal ethics;

•	Financial literacy and significant experience at the policy-making level in business, government or the non-profit sector;

•	Time and ability to make a constructive contribution to the Board, and a clear commitment to fulfilling fiduciary duties and serving the interests of all the Company’s stockholders; and

•
An expectation of regularly attending meetings, staying informed about the Company and its businesses, participating in the discussions of the Board and its committees, complying with applicable Company policies, and taking an interest in the Company’s businesses and providing advice and counsel to the Chairman and Chief Executive Officer.

The Nominating and Governance Committee reviews a candidate’s qualifications to serve as a member of our Board based on the skills and characteristics of the individual as well as the overall composition of our Board in light of the Company’s current and expected structure and business needs, regulatory requirements, the diversity of viewpoints represented on the Board and committee membership requirements. The Nominating and Governance Committee evaluates a candidate’s professional skills and background, experience at the policy-making level in the business, government or non-profit sectors or as a director of a widely-held public corporation, financial literacy, age, independence and past performance (in the case of incumbent candidates), along with qualities expected of all directors, including integrity, judgment, acumen, high professional and personal ethics, familiarity with our business and the time and ability to make a constructive contribution to our Board. The Nominating and Governance Committee believes it would be desirable for new candidates to contribute to the variety of viewpoints on the Board, which may be enhanced by a mix of different professional and personal backgrounds and experiences. The Nominating and Governance Committee will consider director candidates recommended by stockholders. The Nominating and Governance Committee considers and reviews all candidates in the same manner regardless of the source of the recommendation. Our second amended and restated by-laws provide that any stockholder of record entitled to vote for the election of directors at the applicable meeting of stockholders may nominate persons for election to our Board, if such stockholder complies with the applicable notice procedures, which are discussed under the heading “Other matters–Stockholder Proposals” in this proxy statement.

Director/Nominee Skills Matrix

Director/Nominee	Healthcare	Finance/ Former CFO	Consulting	CEO/ Former CEO	Technology	Corporate Governance
Frank Williams	x		x	x
Seth Blackley	x	x	x
Michael D’Amato	x	x	x
M. Bridget Duffy, MD	x		x	x		x
David M. Farner	x	x
Bruce Felt		x			x
Peter Grua	x	x			x	x
Diane Holder	x			x
Kenneth Samet	x			x		x
Cheryl Scott	x			x		x

Executive Sessions of Non-Management Directors

Our corporate governance guidelines provide that the independent directors serving on the Board should hold an executive session at least once a year. In accordance with such guideline, the Board regularly schedules executive sessions. The executive sessions are chaired by our Presiding Director and facilitate candid discussion of the independent directors’ viewpoints regarding the performance of management and the Company.

Corporate Governance Policies Related to Compensation and Equity

Please refer to the “Compensation Discussion and Analysis–Corporate Governance Policies” section of this proxy statement for discussion of our policies with respect to prohibiting derivative trading, hedging and pledging, clawback of compensation and the tax deductibility of compensation.

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary

This Compensation Discussion and Analysis (“CD&A”) focuses on the Company’s 2019 compensation programs, actions and outputs relative to the Company’s 2019 performance. These compensation decisions reflect the Compensation Committee’s application of the Company’s compensation philosophy, plan objectives and performance standards against financial and individual executive performance through the end of 2019. As of the date of this proxy statement, the Company has experienced significant stock price decline since the end of 2019, due in part to macro-economic factors and global concerns about the COVID-19 outbreak. As described further in this CD&A, the Company’s executive compensation programs align realized compensation outcomes with the Company’s absolute and relative stock price performance. We will determine the near-term outcomes of this year’s stock price performance after the conclusion of 2020, and describe those outcomes in next year’s CD&A.

Named Executive Officers (“NEOs”)

This Compensation Discussion and Analysis describes the compensation of our NEOs named in the Summary Compensation Table for 2019:

Name	Position
Frank Williams	Chairman of the Board and Chief Executive Officer
Seth Blackley	President
Nicholas McGrane	Executive Vice President, Corporate Performance
Thomas Peterson	Chief Operating Officer
John Johnson	Chief Financial Officer
Jonathan Weinberg	General Counsel

2019 Highlights

Below are highlights of our financial performance in 2019, including Adjusted Revenue and Adjusted EBITDA , which were the performance metrics used for the Company’s 2019 Annual Executive Bonus Plan (the “2019 Bonus Plan”):

Adjusted Revenue[1]	Lives on Platform
$848.3 million	3.7 million

Adjusted EBITDA[2]
$(11.0) million

1 Non-GAAP measure; see Appendix A for the definition of Adjusted Revenue and reconciliation to Revenue. Revenue for the year ended December 31, 2019 was $846.4 million. Revenue and Adjusted Revenue includes $171.7 million of True Health New Mexico premium revenues.
2 Non-GAAP measure, see Appendix A for definition and reconciliation to net loss attributable to common shareholders of Evolent Health, Inc. Net loss attributable to common shareholders of Evolent Health, Inc. was $(302.0) million for the year ended December 31, 2019.

2019 Quarterly Adjusted EBITDA[3]
Q1	Q2	Q3	Q4
$(14.8) million	$(7.7) million	$3.3 million	$8.2 million

Year in Review

We are pleased with our progress against our financial goals in 2019, including our return to top-line growth, greater efficiency in our cost structure and positive adjusted EBITDA profitability in the second half of the year. The combination of growth and cost improvements delivered a positive adjusted EBITDA margin in the second half of 2019.
In 2019, we added seven new partner organizations, including several regional and national payers, ACOs and independent provider groups. The expansion of the Evolent network this past year demonstrates the increasing diversification of, not only our solutions, but also our target customer segments. We also experienced a strong renewal environment and one of the largest same store growth cycles in our company’s history, driven in large part by expansion into new populations and cross-sell of our specialty care management solution with some of our large payer partners. We believe our strong performance was driven by our ability to deliver on our partner commitments as well as how our differentiated solutions address a pressing and increasingly complex need to deliver higher quality, lower cost care.
Across our partner network, we remained focused on driving operational performance to yield clinical and financial results for our partners. On the clinical side, we identified more than 60,000 of our partners’ highest-risk patients—such as those with multiple chronic diseases and those transitioning from the hospital—and engaged them in care management programs to improve their outcomes and prevent avoidable utilization. We believe our population health-driven approach—including our analytics, clinical knowledge base and patient engagement capabilities—is critically important to driving these outcomes and successfully bending the cost curve and improving community health.

Additional operational and clinical achievements across 2019 include:

•
Became the first company in the nation to earn National Committee for Quality Assurance (NCQA) Population Health Accreditation. In 2019, Evolent also earned 3-Year Accreditations in both Utilization Management and Case Management.

•
Enabled our cohort of Next Generation Accountable Care Organization (NGACO) partners to achieve more than $100 million in gross savings in 2017 and 2018, as announced in subsequent years. Two of Evolent's NGACO partners ranked in the top five nationally in 2018 in terms of gross savings. One of these partners has been ranked among the top five since partnering with Evolent in 2016.

•
Redesigned and relaunched behavioral health programming to identify when a patient's severe mental illness is likely to be well-managed or uncontrolled to more accurately prioritize outreach to those with the highest risk and highest needs.

•	Acquired a 70 percent stake in Passport Health Plan and continued to collaborate with our partner to drive strong operational performance in the plan across the year.

Corporate Governance “Best Practices”

3 Non-GAAP measure, see Appendix A for definition and reconciliation to net loss attributable to common shareholders of Evolent Health, Inc. Net loss attributable to common shareholders of Evolent Health, Inc. for the three months ended March 31, 2019, June 30, 2019, September 30, 2019 and December 31, 2019 was $(31.6) million, $(46.7) million, $(25.5) million and $(198.1) million, respectively.

Our compensation programs are designed to focus our leaders on the key areas that drive the business forward and align with the short-term and long-term interests of our stockholders. The Compensation Committee considers many factors when determining our executive’s compensation plans, including financial results, progress on strategic priorities, market trends and shareholder feedback. In the last year, the Compensation Committee made a number of adjustments to our executive compensation program to align with evolving competitive and governance practices, address feedback from our stockholders, and strengthen the link of pay to performance. Changes made in 2019 and 2020 include:

•	Introducing the LSU, a new long-term incentive vehicle that established a 3-year performance period in a unit that aligns our executives and stockholders to long term growth;

•	Increasing the performance-based portion of our CEO's equity grant to 100%;

•	Adjusting our peer group in response to our company’s growth; and

•	Implementing a clawback policy.

Below is a more detailed summary of best practices that we have implemented with respect to the compensation of our NEOs because we believe they support our compensation philosophy and are in the best interests of our Company and our stockholders.

What We Do	What We Don’t Do
Strong emphasis on performance-based compensation, with a significant portion of NEO compensation tied to Company performance	No incentives that encourage excessive risk-taking
At will employment for NEOs, in which there are no employment agreements guaranteeing salary increases, bonus or severance	No guaranteed incentive awards for executives
Mix of short-term and long-term incentives	No excise or other tax gross ups on change in control payments
Aggressive adjusted revenue and adjusted EBITDA and other targets for short-term incentive payments generally, with rigorous individual financial and non-financial performance requirements	No perquisites for NEOs other than benefits generally available to our other employees
Double-trigger change in control acceleration of equity awards	No hedging, pledging or short sales of Company stock
Benchmarking against a thoughtfully assembled and representative peer group	No “single-trigger” change in control acceleration of equity awards or severance payments
Acceleration of equity in connection with a termination of employment conditioned upon a release of claims and compliance with restrictive covenants	No dividend equivalent rights on unvested restricted stock units or options
Compensation decisions for NEOs made by an independent compensation committee advised by independent compensation consultant
Annual compensation program risk assessment
Annual say-on-pay vote

Our 2019 Executive Compensation Program and Practices

The Compensation Committee believes that our executive compensation program is appropriately designed to advance stockholder interests through effective performance-based incentives with retention features. The primary components and associated purposes of our compensation program are as follows:

Category	Core Component	Objective/Features
Salary	Base Salary
Ongoing cash compensation based on the executive officer’s role and responsibilities, individual job performance and experience. We use base salary to provide the security of a competitive fixed cash payment for services rendered.

Short-Term Cash Incentives	Annual Cash Incentives	For 2019, short-term incentive payments were determined based on specified goals for adjusted revenue, adjusted EBITDA and an individual leadership assessment.

Long-Term Equity Incentive	Stock Options
Stock options are used to provide a strong incentive for creation of long-term stockholder value, as stock options may be exercised to provide value to executives to the extent our stock price appreciates after the grant date to enhance retention and long-term thinking. All stock options granted as part of our long-term incentive plan vest in equal installments on each of the first four anniversaries of the grant date.

Restricted Stock Units
Restricted stock units are used to provide a retentive element to our compensation program while still tying the value of the award to the performance of our stock. All restricted stock units granted as part of our long-term incentive plan vest in equal installments on each of the first four anniversaries of the grant date. The vesting schedule helps to ensure that executives are continuously tied to share price performance and thinking long-term.

Leveraged Stock Units
In 2019, we introduced long-term performance-based Leveraged Stock Units (“LSU”) that are awarded based on stock appreciation over a three-year period and will pay out at target, upon attainment of at least 50% cumulative stock price growth over the three-year period from the date of grant. This further aligns our executives' interests with those of our long-term stockholders and incentivizes enhancing stockholder return.

Perquisites	Other Benefits
We provide other benefits that are competitive and consistent with the market. We offer general health and welfare benefits. We have not entered into any agreements with our executives that provide cash severance in the event of involuntary termination. Retirement benefits are generally limited to participation in a tax-qualified 401(k) plan, which includes a one-time discretionary Company match at the end of the calendar year.

Under our executive compensation program, performance-based incentive compensation comprises a substantial portion of target compensation, and our executive officers have a larger percentage of target compensation at-risk than is fixed relative to total compensation (86.4% for our CEO and 78.4% for our other NEOs combined). The Compensation Committee considers each component of compensation collectively with other components when establishing the various forms, components, and levels of compensation for our executive officers. In determining the appropriate mix of compensation elements for each executive officer, our compensation program seeks to provide a balance between the various components by rewarding performance through annual performance-based cash incentive compensation that encourages achieving and exceeding annual goals designed to advance our long-term growth strategy and also through long-term equity incentive compensation to align our executive officers’ interests with those of our stockholders.

Our pay-for-performance philosophy is further illustrated by comparing target total direct compensation to “realized” compensation for our CEO, after taking into account actual performance.

(1)
The realized compensation levels shown include base salary paid in each year, bonuses paid in respect of each year, and payout of all long-term incentives that vested after each year (i.e., the value at the time of vesting of RSUs and options after the year in question).

(2)
In 2019, the Company experienced a declining stock price, that in combination with the 3-year performance LSU grants, greatly impacted the value of our NEOs' total actual compensation realized as compared to total target compensation.

Objectives of our Executive Compensation Program

Our compensation philosophy for executive officers aims to provide incentives to achieve both short- and long-term business objectives, align the interests of our executive officers and stockholders, and ensure that we can hire and retain talented individuals in a competitive marketplace.

Key objectives of our executive compensation program are as follows:

•	Attract and retain highly qualified and productive executives.

•	Motivate executives to enhance our overall performance and profitability through the successful execution of the Company’s short- and long-term business strategies.

•	Align the long-term interests of our executives and stockholders through the ownership of Company stock by executives and by rewarding stockholder value creation.

•	Deliver an externally competitive and transparent total compensation structure.

•	Reflect our pay-for-performance philosophy.

•	Ensure that compensation opportunities are competitive.

Role of the Compensation Committee and the CEO

The Board has delegated to the Compensation Committee the responsibility of overseeing the administration of the Company’s compensation plans and the preparation of all reports and documents required by the rules and regulations of the SEC. The Compensation Committee annually reviews and approves the corporate goals and objectives upon which the executive compensation program is based. The Compensation Committee evaluates the CEO’s performance in light of these goals and objectives. Furthermore, the Compensation Committee reviews and makes recommendations to the Board with respect to any incentive compensation plans, including equity-based plans, to be adopted or submitted to the Company’s stockholders for approval.

The Compensation Committee meets at least quarterly throughout the year and may meet more often, as required to address ongoing events. In 2019, the Compensation Committee met four times. Meeting agendas are determined by the Chair of the Compensation Committee with the assistance of our CEO. Our CEO attended all four Compensation Committee meetings, and representatives from the Compensation Committee’s independent compensation consultant, Exequity, attended all four meetings. At the Compensation Committee meetings, our CEO made recommendations to the Compensation Committee regarding the annual base salary, annual cash incentive compensation and equity compensation of our NEOs (other than our CEO).

Compensation Setting Process

The Compensation Committee makes compensation determinations for our CEO after consideration of individual and Company performance for the year, along with an examination of external market data of our industry peer group, based on the surveys described below under “Use of Peer Companies”.

The Compensation Committee makes compensation determinations for our NEOs (other than our CEO) based on recommendations made by our CEO, taking into account each NEO’s individual performance (with an assessment of the individual’s accomplishments provided by our CEO) and Company performance, along with an examination of external market data, based on the surveys described below under “Use of Peer Companies”.

Role of the Independent Compensation Consultant
The Compensation Committee retained Exequity as its independent compensation consultant. The Compensation Committee assessed the independence of Exequity and whether its work raised any conflict of interest, taking into consideration the independence factors set forth in applicable SEC and New York Stock Exchange rules, and determined that Exequity is independent. Exequity took guidance from and reported directly to the Compensation Committee. Exequity advised the Compensation Committee on current and future trends and issues in executive compensation and on the competitiveness of the compensation structure and levels of our NEOs during 2019. At the request of the Compensation Committee, Exequity performed the following services, among others, to inform the Compensation Committee’s decisions regarding executive compensation for 2019:

•	Developed a peer group to provide context for the range of appropriate compensation for NEOs and compensation program designs;

•
Conducted a market review and analysis for our NEOs to determine whether their targeted total direct compensation opportunities were competitive with positions of a similar scope in similarly sized companies in similar industries;

•	Assisted in the development of incentive design;

•	Kept the Compensation Committee aware of executive and director compensation trends and developments; and

•	Attended Compensation Committee meetings, as requested, to discuss these items.

All services performed for us by Exequity during 2019 were related to executive and non-employee director compensation.

Use of Peer Companies

To begin the compensation review process relating to 2019, the Compensation Committee reviewed the Company’s peer group to determine if revisions were needed based on changes affecting either the Company or any of the peer group companies. Our process focused on reviewing companies within related industries to develop a peer group that balances industry focus and revenue size, among other considerations. The listing of potential peers included companies identified as our peers by Institutional Shareholder Services and was further refined based on business scope and the competitive market for talent.
Based on key metrics for the current peer group and guidance from Exequity, the Compensation Committee adjusted the peer group to better align the company to the peer group median. In so doing, the Committee removed The Advisory Board Company as it was acquired by Optum Insight, Inc. in November 2017 along with Benefit Focus, Inc., Castlight Health, Inc., HealthStream, Inc. and National Research Corp. as their revenues were all less than half of the Company's. Those organizations were replaced with the additions of Allscripts Healthcare Solutions, Inc., NextGen Healthcare, Inc., Omnicell, Inc. and R1 RCM, Inc. All of the peer companies are publicly traded and demonstrate appropriate revenue size and industry focus or a level of complexity and business model similar to that of ours. At the time of the review, our market capitalization approximated the peer group 39th percentile, and our revenues approximated the peer group 30th percentile. The peer group consists of the following companies:

Allscripts Healthcare Solutions, Inc.	Navigant Consulting, Inc.
athenahealth, Inc.	NextGen Healthcare, Inc.
HealthEquity, Inc.	Omnicell, Inc.
HMS Holdings Corp.	Premier, Inc.

Huron Consulting Group, Inc.	R1 RCM Inc.
Inovalon Holdings, Inc.	Tivity Health, Inc.
LHC Group, Inc.	Veeva Systems Inc.
Medidata Solutions, Inc.

	Revenue (millions)[4]	Market Capitalization (millions)
Evolent Health	$580	$1,986
Evolent Health Percentile Rank	30%	39%
Peer Group 75th Percentile	$1,165	$4,084
Peer Group Median	$758	$2,551
Peer Group 25th Percentile	$571	$1,423
Compensation data from public filings of companies in our peer group and from published surveys formed the basis of the competitive benchmarking analysis and pay mix comparison. The data provided a useful reference point in the Compensation Committee’s efforts to align target total executive compensation to that of our peers, which affords our NEOs the opportunity to earn above-target level of compensation for exceptional performance that could be expected to increase value for stockholders, while providing that they would earn less than targeted compensation if the Company’s performance failed to meet expectations.

In determining the structure of our executive compensation program, as well as the individual pay levels of our executive officers, the Compensation Committee reviewed competitive market data provided by Exequity, which compared the various elements of compensation provided to our executive officers, relative to compensation paid to individuals holding similar positions at companies in our executive compensation peer group. Exequity worked with the Committee and Management to assess the data and review our compensation practices. Given our position in our revised peer group, the Committee set target 2019 compensation moderately below peer median.

Target Pay vs. Peer Median by Elements of Program
	CEO	All other NEOs
Base Salary	(14.3)%	(18.2)%
Target Bonus	(16.7)%	(23.1)%
Long-term Incentive	(13.4)%	(20.5)%
Say-on-Pay Vote and Compensation Actions Taken
In 2019, we received roughly 92.6% approval on our advisory vote to approve NEO compensation. We considered this in general as an affirmation that our stockholders support our executive compensation program. We regularly engage in investor outreach to better understand our investors' concerns and to solicit feedback on our executive compensation program. Our Board and the Compensation Committee greatly value the benefits of maintaining a dialogue with our stockholders to understand their views on our executive compensation program and practices. The Compensation Committee intends to consider the outcome of say-on-pay votes and is devoted to consistently reviewing and enhancing our compensation programs.
4 The Compensation Committee selected the 2019 Compensation Peer Group in September 2018 based on trailing twelve-month financial information available as of August 31, 2018.

Elements of our Compensation Program

Base Salary

The Compensation Committee reviews executive officer base salaries each year (or otherwise at the time of a new hire or promotion) and makes any adjustments it deems necessary. In setting base salaries, the Compensation Committee considers changes in responsibilities, individual performance, tenure in position, internal pay equity, Company performance, market data for individuals in similar positions and advice from our independent compensation consultant. The Compensation Committee gives no specific weighting to any one factor in setting the level of base salary and the process ultimately relies on the subjective exercise of the Compensation Committee’s judgment. As part of the annual review process, base salaries for Messrs. Williams, Blackley, McGrane, Peterson and Weinberg remained the same as compared to 2018 because the Compensation Committee determined that market conditions did not warrant any other adjustments, while Mr. Johnson’s salary was increased in April 2019 to acknowledge his promotion to the role of CFO and better align his compensation versus the market median for comparable executives among our peers.

Name	2018 Base Salary	2019 Base Salary	$ Increase	Rationale
Frank Williams	$600,000	$600,000	$—	Market conditions did not warrant increase
Seth Blackley	400,000	400,000	—	Market conditions did not warrant increase
Nicholas McGrane	375,000	375,000	—	Market conditions did not warrant increase
Thomas Peterson	375,000	375,000	—	Market conditions did not warrant increase
John Johnson	250,000	300,000	50,000	Increased in April to reflect new Chief Financial Officer responsibilities and align with peer median
Jonathan Weinberg	350,000	350,000	—	Market conditions did not warrant increase

Annual Cash Incentive Plan

Under our annual performance-based short-term cash incentive plan, which we refer to as the 2019 Bonus Plan, we provide our NEOs with the opportunity to receive a variable, at-risk cash payment designed to motivate and reward them to achieve a set of defined quantitative and qualitative business goals and objectives established by the Compensation Committee. Payments under the 2019 Bonus Plan to our NEOs are determined by our Compensation Committee based, in the case of our NEOs other than Mr. Williams, on recommendations made by Mr. Williams, considering the executive’s performance as rated on a five-point scale against predetermined performance goals.
Each of our NEO’s threshold bonus opportunities, which correspond to three out of five points (or a rating of “meets expectations”), target bonus opportunities, which correspond to four out of five points (or a rating of “exceeds expectations”) and maximum bonus opportunities, which correspond to five out of five points (or a rating of “exceptional performance”) under the 2019 Bonus Plan are set forth in the table below. Bonuses are not awarded in the event of overall performance below the threshold level. Threshold performance would result in payouts equal to 50% of base salary for each of Messrs. Williams and Blackley and 35% of base salary for each of the other named executive officers.

Name	Threshold (Meets Expectations)	Target (Exceeds Expectations)	Maximum (Exceptional Performance)
Frank Williams	$300,000	$600,000	$900,000
Seth Blackley	200,000	400,000	600,000
Nicholas McGrane	131,250	215,625	300,000
Thomas Peterson	131,250	215,625	300,000
John Johnson	105,000	150,000	195,000
Jonathan Weinberg	122,500	201,250	300,000
Short-term incentive payments are based on the attainment of company-wide financial objectives, company-wide operational objectives and an individualized leadership assessment of each executive, each assessed with reference to the Compensation Committee’s five-point scale.
The Compensation Committee, in exercising its judgment and discretion to adjust an award up or down, then considers all facts and circumstances when evaluating performance, including changing market conditions and broad corporate strategic initiatives, along with overall responsibilities and contributions of the executives, in making final award determinations.
Company-Wide Financial Performance Objectives
We value the link between performance and payout. In establishing the 2019 Bonus Plan, the quantitative company-wide financial objectives against which our executives are measured included Adjusted Revenue and Adjusted EBITDA. The Compensation Committee utilized these quantitative company-wide performance objectives because it believes that they are key determinants of stockholder value and offer a comprehensive and clear measure of the Company’s performance.
In order to qualify for target payout under the 2019 Bonus Plan, our Adjusted Revenue was required to be at least $838 million and our Adjusted EBITDA was required to be at least $(11.1) million. These stretch targets represented aggressive top line growth of at least 32% along with a transformation of the business from $(14.8) million Adjusted EBITDA loss in the first quarter to an annualized $23.0 million Adjusted EBITDA run rate in the second half of 2019.
The table below sets forth the company-wide financial objectives and actual performance under the 2019 Bonus Plan.

Metric	Target	Actual	Committee Assessment
Adjusted Revenue	$838M - $850M	$846.4M	Target - Exceeds Expectations
Adjusted EBITDA	$(11.1)M - $(8.1)M	$(11.0)M	Target - Exceeds Expectations
Second Half Adjusted EBITDA Run Rate	$20.0M - $24.0M	$23.0M	Target - Exceeds Expectations

Company-Wide Operational Performance
We believe that Company performance is best measured with reference to both financial and operational measures. The Compensation Committee establishes goals that it believes align with our evolving strategic vision and that were considered achievable, but not without rigorous effort.
The table below sets forth the company-wide operational objectives under the 2019 Bonus Plan.

Operational Goal	Results	Committee Assessment
Stability and Success of Passport	- Transition from double-digit negative margin to positive operating income - RFP decision pending	Meets Expectations
Achieve Financial Targets: - Focus on cost management and P&L organization structure	- Reduced costs - Reduced capital expenditures while preserving roadmap capacity - Reorganized to drive accountability on cash contribution - Set up adjusted EBITDA margin expansion in 2020	Exceeds Expectations
Drive Renewed Profitable Growth -Set up 2020 topline through same store expansion and new partnerships -Drive partner success, resulting in high satisfaction, retention and growth
 - Largest bookings achievement in company history across major markets, adding meaningful annualized revenue between the first and fourth quarter of 2019
 - Profitability of new bookings ramping over time
Exceeds Expectations
Acquire and Build World-Class Clinical Solutions
-Operational standardization driving effectiveness and efficiency

-Solution expansion through clinical innovation, high-output platform development, and M&A

	- Enhanced footing to accelerate delivery of whole-person care at Passport - Decided during 2019 not to pursue acquisitions in this space	Meets Expectations
Maintain a high performing organization -Focus on leadership, diversity and a differentiated employee experience
 - Closed 2019 seeing stabilization and recovery on core high performing organization measures with “net promoter” up 3 points and retention of high performance back to 2018 rates
 - Continued progress made on diversity and inclusion objectives with leadership representation up for both minorities and females
Exceeds Expectations

Personal Leadership Assessment

The final component of the Compensation Committee’s review of executive performance under the 2019 Bonus Plan is an individualized personal leadership assessment of each named executive officer. The personal leadership assessment considered achievement by each named executive officer against pre-determined goals, changes in responsibility levels, and input obtained from other members of the Company’s senior management and included 360-degree feedback to consider what was accomplished and how it was accomplished.

Adjustments for Negative Discretion

The Compensation Committee reserves the discretion to adjust payments under the 2019 Bonus Plan up or down depending on individual or company-wide performance. For all NEOs other than the CEO, this decision is based on the input of the CEO, and, for the CEO, this is based solely on the Compensation Committee’s evaluation of the CEO. Based on the company’s aggregate share price performance, the Compensation Committee elected to exercise its discretion to reduce the short-term incentive payments for Messrs. Williams and Blackley under the 2019 Bonus Plan, adjusting Mr. Williams from “Target” to “Threshold” and Mr. Blackley from “Target” to a modified amount between “Threshold” and “Target.”

2019 Bonus Plan Payout Results

alecutive’s overall performance during 2019, along with guidance from the CEO, our Compensation Committee determined, in its discretion, to award annual bonuses to Messrs. Williams, and McGrane at “Threshold” and to Mr. Blackley at a modified amount between “Threshold” and “Target.” Annual bonuses were awarded to Mr. Johnson at “Target” and to Messrs. Peterson and Weinberg at “Maximum,” under the 2019 Bonus Plan. Each of these amounts is included in the “Bonus” column of the Summary Compensation Table in this proxy statement. All amounts earned under the 2019 Bonus Plan were paid to participants in the first quarter of 2020.

Name	Threshold	Target	Overall Committee Assessment[5]	Bonus Payout
Frank Williams	$300,000	$600,000	Threshold	$300,000
Seth Blackley	200,000	400,000	Above Threshold	250,000
Nicholas McGrane	131,250	215,625	Threshold	131,250
Thomas Peterson	131,250	215,625	Maximum	300,000
John Johnson	105,000	150,000	Target	150,000
Jonathan Weinberg	122,500	201,250	Maximum	300,000

Long-Term Annual Equity Compensation

As part of our annual equity award grants, in March 2019, our Compensation Committee approved the grant of equity-based awards under the Evolent Health, Inc. 2015 Omnibus Incentive Compensation Plan (as amended, the “2015 Plan”) to certain of our employees, including our NEOs, in the form of performance-based LSUs, time-based RSUs and stock options. For our NEOs, 2019 grant amounts were determined and established to deliver the total target compensation opportunity within an acceptable range of the peer group median for each respective position. The Compensation Committee considers its long-term equity compensation program to be a key component of the executive officer compensation program in order to
5 Reflects Compensation Committee’s adjustment for negative discretion for Messrs. Williams and Blackley. Committee considers its long-term equity compensation program to be a key component of the executive officer compensation program in order to motivate and reward executive officers over the long term and further align the interests of our executives with those of our stockholders.

motivate and reward executive officers over the long term and further align the interests of our executives with those of our stockholders.
Leveraged Stock Units
On March 1, 2019, Messrs. Williams, Blackley, Peterson, Johnson and Weinberg each received a grant of performance-based LSUs. The amount of LSUs granted was equal to 100% of the targeted grant date value, divided by the estimated fair value of the units, based on Monte-Carlo Simulation, on the grant date. The design of the LSUs serves to align management’s interests with those of long-term stockholders, incentivize decisions that promote appreciation of stockholder value and create retentive value over a three-year horizon. The LSUs vest, if at all, upon the third anniversary of the grant date with the final award determined based on the cumulative stock price performance during the period. The awards require that the cumulative stock price performance exceed 33.3% growth during the performance period. No vesting will occur in the event that our stock price does not experience cumulative growth of at least 33.3% from the grant date to the business day following the third anniversary of grant. Each of the grants is subject to share price-based vesting, as follows: (i) if the stock price has increased by 33.3%, 75% of the shares will vest, (ii) if the stock price has increased by 50%, 100% of the shares will vest, (iii) if the stock price has increased by 100%, 150% of the shares will vest and (iv) if the stock price has increased by 200% or more, a maximum of 200% of the shares will vest (with payouts at stock prices between such percentages to be determined by linear interpolation).

The following table illustrates potential payout percentages based on the Company's stock price on the date of grant:

Cumulative Stock Price Performance	Performance Level	Payout in Shares as a % of Target Amount
< $17.68	Below Threshold	0%
$17.68	Threshold	75%
$19.94	Target	100%
$26.58	Above Target	150%
Equal to or greater than $39.87	Maximum	200%

Restricted Stock Units and Stock Options

On March 1, 2019, Mr. McGrane received grants of equity awards in the form of time-based RSUs and stock options, which were equally weighted based on targeted grant date value. Both the RSUs and stock options vest ratably on each of the first four anniversaries of the grant date, subject to the individual’s continued employment through such date. RSUs are fair value awards that fluctuate with the upward and downward movement of the Company’s stock price. These awards serve to align management’s interest with those of stockholders, while at the same time creating more stability by providing an incentive for holders of RSUs to remain with the Company even if our stock price declines after the grant date. Stock options provide the holder with a strong performance-based incentive, since the value of the stock option depends on an increase in our stock price from the grant date.

Grants of stock-based awards to our NEOs are generally made as part of the broad grant to other Company employees, which occurs annually, typically in the first quarter of the calendar year. The timing of annual grants generally is dictated by the timing of the completion of performance reviews and the timing of decisions regarding other forms of direct compensation. We do not have any program, plan, or practice to time such awards in coordination with the release of material non-public information. Stock-based awards are made under the terms of the Company’s 2015 Plan and, in the case of stock options, are granted with an exercise price equal to the closing price of our common stock on the grant date, as reported on the NYSE.

The Company calculates the fair value of the stock option awards using the Black-Scholes model. The calculations were based on the grant date closing price of the Company’s common stock of $13.29, as reported on the NYSE.

Name	LSUs	RSUs	Stock Options	Grant Date Value[6]
Frank Williams	249,000	—	—	$3,200,000
Seth Blackley	186,750	—	—	2,400,000
Nicholas McGrane	—	30,098	57,471	800,000
Thomas Peterson	85,594	—	—	1,100,000
John Johnson	46,687	—	—	600,000
Jonathan Weinberg	35,016	—	—	450,000

For further information regarding our LSU, RSU and stock option awards, see the “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” and “Potential Payments Upon Termination or Change of Control” sections of this proxy statement.

Other Benefits

Our NEOs are entitled to employee benefits generally available to all full-time employees of the Company, including health and welfare benefits. In designing these offerings, the Company seeks to provide an overall level of benefits that is competitive with the level of benefits offered by similar companies in the markets in which it operates.

No Severance Obligations

Consistent with our policy, we have not entered into any employment or severance agreements with any of our NEOs. As such, we do not have any agreements with any of our NEOs that provide cash payments upon a termination of employment or a change in control of the Company.

“Double-Trigger” Equity Acceleration

All outstanding and unvested equity awards granted to our NEOs provide for “double trigger” acceleration in the event of a qualifying termination following a change in control. Historically, awards granted pursuant to the Evolent Health Holdings, Inc. 2011 Equity Incentive Plan (the “2011 Plan”) contained “single trigger” provisions and would have vested upon a change of control of the Company; however, as of the date of this proxy statement, no “single trigger” awards granted to our NEOs remain unvested. All awards granted pursuant to the 2015 Plan contain “double trigger” provisions and only vest upon a qualifying termination of employment without cause or for good reason that occurs within 12 months following a change of control of the Company. If these provisions are triggered, they will cause certain of the outstanding stock options to become fully exercisable and RSUs to become fully vested, as described below in the “Potential Payments Upon Termination or Change of Control” section of this proxy statement.

Retirement Plans

The Company maintains a qualified defined contribution retirement plan (the “Evolent Health 401(k) Plan”) to allow employees to save for retirement in a tax-efficient manner. The plan is broadly available to eligible employees and does not discriminate in favor of the NEOs or other members of senior management. All our NEOs are eligible to participate in the Evolent Health 401(k) Plan in the same manner as all U.S. employees.
6 Represent the aggregate grant-date fair value of awards as computed in accordance with Accounting Standards Codification 718 “Compensation-Stock Compensation” (“ASC 718”).

Participants are eligible for a discretionary annual match on up to 4% of eligible pay, subject to IRS-qualified plan compensation limits and highly compensated threshold limits and may not receive 401(k) benefits in excess of these limits. None of the NEOs participate in any defined benefit pension plans, non-qualified deferred compensation plans or supplemental retirement or executive savings plans.

Corporate Governance Policies

Prohibition on Derivative Trading, Hedging and Pledging

Under our policies, no director, officer or employee may buy or sell puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities at any time. We also have an anti-pledging policy whereby no director, officer or employee may pledge Company securities, unless the pledge has been approved by the Audit Committee.

Clawback Policy

The Compensation Committee has adopted a clawback policy, pursuant to which we may recoup all or any portion of the value of any incentive compensation provided to any current or former executive officer in the event that our financial statements are restated due to material noncompliance with any financial reporting requirement under the securities laws. The clawback policy expressly applies to all incentive compensation awards made after April 17, 2020, including any bonus or short- or long-term incentive awards, in each case where the bonuses or awards are based in whole or in part on the achievement of financial results.

Policy with Respect to Tax Deductibility of Compensation

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Section 162(m), as in effect prior to 2018, provided that we may not deduct compensation of more than $1,000,000 paid in any year to the CEO or any of the three other most highly compensated officers (excluding the Chief Financial Officer), unless the compensation qualified as “performance-based compensation” under Section 162(m). In connection with granting incentive compensation to the NEOs, the Compensation Committee’s historical practice has been to consider the implications under Section 162(m) while retaining flexibility to design programs that it believes are in the best interests of the Company and its stockholders and consistent with the objectives of our executive compensation programs, including the flexibility to authorize payments that might not be deductible, including payments under the 2019 Bonus Plan. The Tax Cuts and Jobs Act, which was signed into law on December 22, 2017, eliminated the exception for “performance-based” compensation under Section 162(m) with respect to compensation paid in fiscal year 2018 and in future years. As a result, compensation over $1,000,000 paid in fiscal 2019 by the Company to any NEO will be nondeductible under Section 162(m). With respect to employees at True Health New Mexico Inc., the Company is also subject to Section 162(m)(6) of the Code. This section limits the deductibility of compensation of more than $500,000 paid in any year to any employee of a covered health insurance provider and its affiliates.

Compensation Program Risk Assessment

As part of its oversight role, the Compensation Committee considers the impact of our compensation program, policies and practices (both at the executive and below-executive levels), on the Company’s overall risk profile. Specifically, the Compensation Committee, with assistance from our CEO, reviews the compensation plans, incentive plan design, incentive payouts and factors that may affect the likelihood of excessive risk taking to determine whether they present a significant risk to the Company. We believe that our pay program provides an effective balance in cash and equity mix and short- and longer-term performance periods, and also allows for the Compensation Committee’s discretion. The Company also maintains policies to mitigate compensation-related risk such as vesting periods on equity, insider-trading prohibitions, and independent Compensation Committee oversight. Based on this review, the Compensation Committee determined that the risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with management. Based on its review and discussion with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
Submitted by our Compensation Committee
Michael D’Amato, Chairman
Cheryl Scott
Kenneth Samet
This report shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC or be subject to Regulation 14A or 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate it by reference into such filing.

COMPENSATION OF NAMED EXECUTIVE OFFICERS
Summary Compensation Table

The following table sets forth information concerning the compensation earned by our chief executive officer, each person who served as our chief financial officer in 2019 and our three other most highly compensated executive officers, who we refer to as our NEOs, during our fiscal years ended December 31, 2019, December 31, 2018 and December 31, 2017, except in the case of Mr. Johnson, who was not a NEO in 2018 or 2017 and Mr. Weinberg, who was not a NEO in 2017.

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation	All Other Compensation (3)	Total Compensation
Frank Williams	2019	$600,000	$300,000	$3,200,000	$—	$—	$3,000	$4,103,000
Chief Executive Officer (4)	2018	600,000	—	1,350,000	1,350,000	—	11,000	3,311,000
	2017	600,000	300,000	1,125,000	1,125,000	—	10,800	3,160,800
Seth Blackley	2019	400,000	250,000	2,400,000	—	—	2,667	3,052,667
President (4)	2018	400,000	—	1,200,000	600,000	—	11,000	2,211,000
	2017	400,000	200,000	750,000	750,000	—	10,800	2,110,800
Nicholas McGrane	2019	375,000	131,250	400,000	400,000	—	2,500	1,308,750
Executive Vice President of Corporate Performance	2018	375,000	—	312,500	312,500	—	7,700	1,007,700
	2017	375,000	131,250	312,500	312,500		10,800	1,142,050
Thomas Peterson	2019	375,000	300,000	1,100,000	—	—	2,500	1,777,500
Chief Operating Officer	2018	375,000	—	350,000	350,000	—	11,000	1,086,000
	2017	375,000	131,250	250,000	250,000	—	10,800	1,017,050
John Johnson	2019	300,000	150,000	600,000	—	—	1,667	1,051,667
Chief Financial Officer
Jonathan Weinberg	2019	350,000	300,000	450,000	—	—	2,333	1,102,333
General Counsel	2018	325,000	—	150,000	150,000	—	11,000	636,000
————

(1)
The amounts reported in this column represent the aggregate grant-date fair value of LSUs and RSUs granted during 2019, 2018 and 2017, as computed in accordance with ASC 718. For a further discussion of the assumptions used in the calculation of the grant-date fair values for the RSUs pursuant to ASC 718, see Note 12 of Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019. For further discussion of LSUs and RSUs granted in 2019, see the section entitled “Long-Term Annual Equity Compensation” in the “Compensation Discussion & Analysis” section of this proxy statement and the discussion in the “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” section of this proxy statement.

(2)
The amounts reported in this column represent the aggregate grant-date fair value of the stock options granted during 2019, 2018 and 2017, as computed in accordance with ASC 718. For a further discussion of the assumptions used in the calculation of the grant-date fair values for the stock options pursuant to ASC 718, see Note 12 of Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019. For further discussion of stock options granted in 2019, see the section entitled “Long-Term Annual Equity Compensation in the “Compensation Discussion & Analysis” section of this proxy statement and the discussion in the “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” section of this proxy statement.

(3)
Amounts reported in this column represent a 401(k) matching contribution provided by the Company to each NEO. The discretionary 401(k) matching contributions are made to each participant in the 401(k) in an amount up to 4% of the participant’s annual base salary, subject to certain limitations, and are fully vested when made. The amounts shown do not include life insurance premiums for coverage offered through programs available on a nondiscriminatory basis to all employees of the Company.

(4)	Messrs. Williams and Blackley also serve as directors of the Company but did not receive any compensation for their role as a director.

Grants of Plan-Based Awards

The following table shows information with respect to each equity-based award granted to our NEOs during 2019.

Name	Grant Date	Approval Date	Number of Shares of Common Stock or Units Awarded	Number of Securities Underlying Options Awarded	Exercise or Base Price per Share of Option Awards	Grant Date Fair Value of Stock and Option Awards (1)
Frank Williams	3/1/2019	1/30/2019	249,000	—	$—	$3,200,000
Seth Blackley	3/1/2019	1/30/2019	186,750	—	—	2,400,000
Nicholas McGrane	3/1/2019	1/30/2019	30,098	57,471	13.29	800,000
Thomas Peterson	3/1/2019	1/30/2019	85,594	—	—	1,100,000
John Johnson	3/1/2019	1/30/2019	46,687	—	—	600,000
Jonathan Weinberg	3/1/2019	1/30/2019	35,016	—	—	450,000
————

(1)
The amounts reported in this column represent the aggregate grant-date fair value of LSUs and Stock Options granted during 2019 as computed in accordance with ASC 718. For a further discussion of the assumptions used in the calculation of these amounts, please see Note 12 of Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

The following describes material features of the compensation disclosed in the Summary Compensation Table and the Grants of Plan-Based Awards table. Consistent with our policy, we have not entered into employment agreements with any of our NEOs. For further information on the material features of the 2019 Bonus Plan, see the section entitled “Annual Cash Incentive Plan” in the “Compensation Discussion & Analysis” section of this proxy statement.

Leveraged Stock Unit Awards, Restricted Stock Unit Awards and Stock Options Under the 2015 Plan and 2011 Plan

In connection with our initial public offering, on June 4, 2015, our Compensation Committee approved the grant of equity-based awards under the 2015 Plan to certain of our employees, including Mr. Weinberg, in the form of RSUs and stock options. These awards generally vest 25% on each of the first four anniversaries of the grant date. None of Messrs. Williams, Blackley or Peterson received equity-based awards at the time of our initial public offering, because each of them had received stock options on February 1, 2015 under the 2011 Plan, which vested in two equal installments on February 1, 2018 and February 1, 2019.

As part of our annual equity award grants, in February 2017 and 2018 and in March 2019, our Compensation Committee approved the grant of equity-based awards under the 2015 Plan to certain of our employees, including our NEOs, in the form of RSUs, time-based stock options and in March 2019, LSUs. The RSUs and time-based stock options granted to our NEOs vest 25% on each of the first four anniversaries of the grant date. The LSUs granted to our NEOs vest, if at all, upon the third anniversary of the grant date with the final award determined based on the cumulative stock price performance during the period. The award agreements under the 2015 Plan contain restrictive covenants, including confidentiality, non-competition and non-solicitation obligations.

Generally, upon a termination of employment, the unvested portion of any LSUs, RSUs and stock options granted under the 2015 Plan or 2011 Plan are forfeited. If any of our NEOs is terminated without cause or terminates his employment for good reason, in each case, within 12 months following a change of control of the Company, any unvested LSUs, RSUs and stock options granted under the 2015 Plan will automatically vest at the time of such termination, as described below in the “Potential Payments Upon Termination or Change of Control” section of this proxy statement.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the outstanding equity awards held by each of our NEOs as of December 31, 2019:

Name	Grant Date	Number of Securities Underlying Unexercised Options - Exercisable	Number of Securities Underlying Unexercised Options - Unexercisable		Incentive Plan Awards: Number of Securities Underlying Unexercised - Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares of Units of Stock That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Frank Williams	4/1/2014	736,560	—		—	$3.84	4/1/2024	—		$ —	—	$—
	2/1/2015	340,000	—		—	6.87	2/1/2025	—		—	—	—
	3/1/2016	81,143	27,047	(3)	—	10.27	3/1/2026	—		—	—	—
	3/1/2016	81,143	81,143	(4)	—	10.27	3/1/2026	—		—	—	—
	3/1/2016	—	—		—	—	—	12,171	(1)	110,148	—	—
	2/1/2017	68,934	68,934	(5)	—	18.25	2/1/2027	—		—	—	—
	2/1/2017	—	—		—	—	—	30,822	(1)	278,939	—	—
	2/1/2018	56,818	170,455	(6)	—	13.95	2/1/2028	—		—	—	—
	2/1/2018	—	—		—	—	—	72,580	(1)	656,849	—	—
	3/1/2019	—	—		—	—	—	249,000	(8)	2,253,450	—	—
Seth Blackley	4/1/2014	336,040	—		—	3.84	4/1/2024	—		—	—	—
	2/1/2015	200,000	—		—	6.87	2/1/2025	—		—	—	—
	3/1/2016	52,743	17,581	(3)	—	10.27	3/1/2026	—		—	—	—
	3/1/2016	52,743	52,743	(4)	—	10.27	3/1/2026	—		—	—	—
	3/1/2016	—	—		—	—	—	7,911	(1)	71,595	—	—
	2/1/2017	45,956	45,956	(5)	—	18.25	2/1/2027	—		—	—	—
	2/1/2017	—	—		—	—	—	20,548	(1)	185,959	—	—
	2/1/2018	25,253	75,757	(6)	—	13.95	2/1/2028	—		—	—	—
	2/1/2018	—	—		—	—	—	64,516	(1)	583,870	—	—
	3/1/2019	—	—		—	—	—	186,750	(8)	1,690,088	—	—
Nicholas McGrane	10/22/2014	209,618	—		—	3.84	10/22/2024	—		—	—	—
	6/4/2015	16,887	—		—	17.00	6/4/2025	—		—	—	—
	3/1/2016	21,503	7,168	(3)	—	12.22	3/1/2026	—		—	—	—
	3/1/2016	—	—		—	—	—	3,225	(1)	29,186	—	—
	2/1/2017	19,149	19,149	(5)	—	18.25	2/1/2027	—		—	—	—
	2/1/2017	—	—		—	—	—	8,561	(1)	77,477	—	—
	2/1/2018	13,152	39,457	(6)	—	13.95	2/1/2028	—		—	—	—
	2/1/2018	—	—		—	—	—	16,800	(1)	152,040	—	—
	3/1/2019	—	—		—	—	—	30,098	(8)	272,387	—	—
	3/1/2019	—	57,471		—	6.96	3/1/2029	—		—	—	—
Thomas Peterson	4/1/2014	108,274	—		—	3.84	4/1/2024	—		—	—	—
	2/1/2015	100,000	—		—	6.87	2/1/2025	—		—	—	—
	3/1/2016	36,514	12,171	(3)	—	10.27	3/1/2026	—		—	—	—
	3/1/2016	—	—		—	—	—	5,477	(1)	49,567	—	—
	2/1/2017	15,318	15,318	(5)	—	18.25	2/1/2027	—		—	—	—
	2/1/2017	—	—		—	—	—	6,849	(1)	61,984	—	—

Name	Grant Date	Number of Securities Underlying Unexercised Options - Exercisable	Number of Securities Underlying Unexercised Options - Unexercisable		Incentive Plan Awards: Number of Securities Underlying Unexercised - Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares of Units of Stock That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
	2/1/2018	14,731	44,192	(6)	—	13.95	2/1/2028	—		—	—	—
	2/1/2018	—	—		—	—	—	18,817	(1)	170,294	—	—
	3/1/2019	—	—		—	—	—	85,594	(8)	774,626	—	—
John Johnson	5/1/2016	3,948	3,948	(7)	—	12.22	5/1/2026	—		—	—	—
	5/1/2016	—	—		—	—	—	1,790	(1)	16,200	—	—
	2/1/2017	1,532	3,064	(5)	—	18.25	2/1/2027	—		—	—	—
	2/1/2017	—	—		—	—	—	1,370	(1)	12,399	—	—
	2/1/2018	5,261	15,783	(6)	—	13.95	2/1/2028	—		—	—	—
	2/1/2018	—	—		—	—	—	6,720	(1)	60,816	—	—
	3/1/2019	—	—		—	—	—	46,687	(8)	422,517	—	—
Jonathan Weinberg	4/1/2014	55,431	—		—	3.84	4/1/2024	—		—	—	—
	10/22/2014	28,000	—		—	3.84	10/22/2024	—		—	—	—
Jonathan Weinberg (cont'd)	6/4/2015	16,887	—		—	17.00	6/4/2025	—		—	—	—
	3/1/2016	10,751	3,584	(3)	—	10.27	3/1/2026	—		—	—	—
	3/1/2016	—	—		—	—	—	1,612	(1)	14,589	—	—
	2/1/2017	6,128	6,128	(5)	—	18.25	2/1/2027	—		—	—	—
	2/1/2017	—	—		—	—	—	2,739	(1)	24,788	—	—
	2/1/2018	6,313	18,940	(6)	—	13.95	2/1/2028	—		—	—	—
	2/1/2018	—	—		—	—	—	8,064	(1)	72,979	—	—
	3/1/2019	—	—		—	—	—	35,016	(8)	316,395	—	—

(1)
The terms of the RSU awards provide that 25% of each award vests on each of the first four anniversaries of the grant date, subject to the named executive officer’s continued employment through the applicable vesting date.

(2)	The values reported in this column are based on the closing price of the Company’s Class A common stock on the NYSE on December 31, 2019 ($9.05).

(3)
Unvested stock options granted under the 2015 Plan on March 1, 2016 to each of our NEOs vested on March 1, 2020, and were subject to the named executive officer's continued employment through the applicable vesting date.

(4)
Unvested performance-based stock options granted under the 2015 Plan on March 1, 2016 to Messrs. Williams and Blackley vested on March 1, 2020, and were subject to achievement of the performance hurdles described in the narrative below, all of which were satisfied as of December 31, 2017, and each named executive officer’s continued employment through the applicable vesting date.

(5)
Unvested stock options granted under the 2015 Plan on February 1, 2017 to each of our NEOs vest ratably on each of February 1, 2020 and 2021, subject to the named executive officer’s continued employment through the applicable vesting date.

(6)
Unvested stock options granted under the 2015 Plan on February 1, 2018 to each of our NEOs vest ratably on each of February 1, 2020, 2021 and 2022, subject to the named executive officer’s continued employment through the applicable vesting date.

(7)	Unvested stock options granted under the 2015 Plan on May 1, 2016 to Mr. Johnson vest on May 1, 2020, subject to the named executive officer’s continued employment through the applicable vesting date.

(8)
The terms of the LSU awards provide for vesting, if at all, upon the third anniversary of the grant date with the final award determined based on the cumulative stock price performance during the period. No vesting will occur in the event that our stock price does not experience cumulative growth of at least 33.3% from the grant date to the business day following third anniversary. Each of the grants is subject to share price-based vesting, as follows (i) if the stock price has increased by 33.3%, 75% of the shares will vest, (ii) if the stock price has increased by 50%, 100% of the shares will vest, (iii) if the stock price has increased by 100%, 150% of the shares will vest and (iv) if the stock price has increased by 200% or more, a maximum of 200% of the shares will vest, in each case, subject to the named executive officer’s continued employment through the applicable vesting date.

2019 Option Exercises and Stock Vested

The following table shows a summary of any stock option exercises and the vesting of RSUs with respect to our NEOs in 2019.

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise[7]	Number of Shares Acquired on Vesting	Value Realized on Vesting[8]
Frank Williams	—	$—	25,886	$426,185
Seth Blackley	—	—	27,472	456,386
Nicholas McGrane	—	—	9,052	144,234
Thomas Peterson	—	—	8,053	128,020
John Johnson	—	—	2,864	45,048
Jonathan Weinberg	—	—	4,244	64,689

Potential Payments upon Termination or Change of Control

We do not have any agreements with any of our NEOs that provide payments upon termination or in conjunction with a change in control (except as described below). The following description and table showing the estimated dollar value of potential accelerated vesting that would be provided to our NEOs (or, in the case of death, to their respective estates or beneficiaries) under the LSU, RSU and stock option award agreements following a termination of their employment, assumes, in accordance with the SEC regulations, all relevant events occurred on December 31, 2019.

Leveraged Stock Unit Awards, Restricted Stock Unit Awards and Stock Options under the 2015 Plan

Upon a termination of employment prior to a Change of Control (as defined below under the 2015 Plan) or more than 12 months following a Change of Control, the unvested portion of any LSU, RSU or stock option award granted under the 2015 Plan is forfeited. Following a termination of employment, the unexercised vested portion of a stock option must be exercised within three months (or one year in the case of death or disability) of the date of termination, provided that if the holder is terminated for Cause (as defined below), all outstanding options will immediately terminate. In the event of a Change of Control, outstanding RSUs and stock options will remain outstanding and continue to vest in accordance with their terms. In the event that any of our NEOs is terminated without Cause or terminates his employment for Good Reason (as defined below), in each case, within 12 months following a Change of Control, the unvested portion of any stock option award and any unvested LSU or RSUs granted under the 2015 Plan will automatically vest at the time of such termination, provided that LSUs will vest based upon the greater of actual or target performance as of the date of such termination.

Under the 2015 Plan, “Change of Control” means any of the following events, generally: (i) during any period of 24 consecutive months, a change in the composition of a majority of the Board, as constituted on the first
7 Calculated using the closing price of a share of our common stock on the exercise date, less the strike price of the option.
8 Calculated using the closing price of a share of our common stock on the vesting date.

day of such period, that was not supported by a majority of the incumbent Board or made pursuant to the stockholders agreement with TPG, UPMC and The Advisory Board; (ii) consummation of certain mergers or consolidations of the Company or a sale or other disposition of all or substantially all of the Company’s assets to an unaffiliated entity, following which the Company’s stockholders hold 50% or less of the combined voting power of the surviving entity; (iii) stockholder approval of a complete liquidation or dissolution of the Company; and (iv) acquisition by any individual, entity or group of beneficial ownership of more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors.

Under the award agreements under the 2015 Plan, “Good Reason” generally means the occurrence of any of the following events: (a) a material reduction in annual base salary or target bonus opportunity; (b) assignment to duties inconsistent in any material respect with the executive’s position, authority or responsibilities with the Company, or any other action or omission by the Company which results in a material diminution of such position, authority or responsibilities; (c) a relocation of principal work location by more than 50 miles from such location as of immediately prior to the Change of Control; or (d) any material breach of the award agreement by the Company. Good Reason will not exist unless the executive provides the Company notice of the event giving rise to Good Reason within 60 days of the date the executive has knowledge of such event and informs the Company that it is required to cure such breach (if curable) within 90 days. If the Company does not cure the breach within such 90 days, the executive must terminate for Good Reason within three months following the end of such 90-day cure period.

Stock Options under the 2011 Plan

All stock options granted to our named executive officers under the 2011 Plan are fully vested. Following a termination of employment, unexercised vested option awards must be exercised within six months (or one year in the case of death or disability) of the date of termination, provided that if the holder is terminated for cause, all outstanding options will immediately terminate.

The following table shows the potential payments that would be made by us to each of the NEOs, assuming all relevant events occurred on December 31, 2019 and based on the closing price of the Company’s Class A common stock on the NYSE on December 31, 2019 ($9.05).

Name	Benefit	Termination Without Cause or for Good Reason on or within 12 Months Following a Change of Control[9]
Frank Williams	Accelerated Equity Vesting	$6,444,973
Seth Blackley	Accelerated Equity Vesting	4,269,446
Nicholas McGrane	Accelerated Equity Vesting	1,126,334
Thomas Peterson	Accelerated Equity Vesting	1,705,192
John Johnson	Accelerated Equity Vesting	718,226
Jonathan Weinberg	Accelerated Equity Vesting	688,542

9 The amounts in this column represent the value of all outstanding unvested LSU, RSUs and stock options granted to each NEO, which would accelerate vesting and become exercisable, upon a qualifying termination on or within 12 months following a Change of Control, as applicable, assuming, in the case of LSU awards, vesting at target performance.

EQUITY COMPENSATION PLAN INFORMATION
The following table shows certain information as of December 31, 2019, concerning our compensation plans under which equity securities of the Company are authorized to be issued.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights(1) (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (1) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(2)
Equity compensation plans approved by security holders	9,127,407	$9.48	3,137,338
Equity compensation plans not approved by security holders	—	—	—
Total	9,127,407	$9.48	3,137,338
————

(1)
Equity compensation plans approved by stockholders which are included in column (a) are the 2011 Plan (which includes 3,869,662 shares to be issued upon exercise of outstanding options) and the 2015 Plan (which includes 1,493,670 and 684,750 shares underlying outstanding RSUs and LSUs, respectively, and 3,079,325 shares to be issued upon exercise of outstanding options). Because there is no exercise price associated with RSUs and LSUs, these stock awards are not included in the weighted-average exercise price calculation presented in column (b). As of April 15; 2020, 2,121,196 shares remain available for future issuance under the 2015 Plan. As of April 15, 2020, there were 9,902,590 shares subject to outstanding awards under the 2015 Plan and 2011 Plan, of which 2,025,633 and 1,064,750 shares of our Class A common stock were subject to outstanding RSUs and LSUs, respectively, under the 2015 Plan, 2,942,545 shares of our Class A common stock were subject to outstanding stock options under the 2015 Plan with a weighted average exercise price of $13.83 and a weighted average remaining contractual term of 6.5 years, and 3,869,662 shares of our Class A common stock were subject to outstanding stock options under the 2011 Plan; with a weighted average exercise price of $4.78 and a weighted average remaining contractual term of 4.3 years.

(2)	Represents shares available for future issuance under the 2015 Plan.

PAY RATIO
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees (other than our CEO) and the annual total compensation of Frank Williams, our CEO.

As of December 31, 2019, which is the date we used to determine our employee population for purposes of identifying our median employee, we had 3,270 full-time and part-time employees, 2,842 of whom are located in the United States with the remaining 428 in Pune, India. We did not include independent contractors we retained during 2019.

In order to identify our median employee from our employee population, we compared the amount of salary and wages of our employees as reflected in our payroll records. We did not make any cost-of-living adjustments in identifying the median employee. We annualized salary and wages for permanent employees in our employee population that did not work the full year in 2019. Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2019 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K for determining total compensation in the Summary Compensation Table, except that the estimated value of health and welfare benefits under non-discriminatory benefit plans (estimated for the employee and such employee’s eligible dependents at $14,398) was also included in the calculation of the median employee’s total annual compensation for 2019 for purposes of this pay ratio disclosure, resulting in annual total compensation of $79,808.

The 2019 annual total compensation for our CEO, as reported in the Summary Compensation Table in this proxy statement, was $4,103,000. To maintain consistency between the annual total compensation of our CEO and the median employee, we added the estimated value of our CEO’s health and welfare benefits under non-discriminatory benefit plans (estimated for our CEO and our CEO’s eligible dependents at $20,482) to the amount reported in the Summary Compensation Table. This resulted in 2019 annual total compensation for our CEO for purposes of determining the pay ratio in the amount of $4,123,482. The 2019 median annual total compensation for all employees of our Company (other than our CEO), determined in accordance with the requirements for determining total compensation in the Summary Compensation Table (including the estimated value of health and welfare benefits), was $79,808. The ratio of our CEO’s annual total compensation to the median annual total compensation of all our employees (other than our CEO) for 2019 is 51.7 to 1. We believe this ratio represents a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

PROPOSAL 3: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION FOR 2019
We are asking stockholders to approve an advisory resolution on the compensation of our NEOs as reported in this proxy statement, commonly referred to as the “say-on-pay” vote. Although the say-on-pay vote is advisory and therefore non-binding on us, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program. As described above in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

•	Attract and retain highly qualified and productive executives.

•	Motivate executives to enhance our overall performance and profitability through the successful execution of the Company’s short- and long-term business strategies, with an emphasis on the long-term.

•	Align the long-term interests of our executives and stockholders through ownership of Evolent Health, Inc.’s Class A common stock by executives and by rewarding stockholder value creation.

•	Deliver an externally competitive and transparent total compensation structure.

•	Reflect our pay-for-performance philosophy.

•	Ensure that compensation opportunities are competitive.

We encourage stockholders to read the “Compensation Discussion and Analysis” section of this proxy statement, which provides an overview of our executive compensation policies and procedures, how they operate and are designed to achieve our pay-for-performance objectives and how they were applied for 2019. The Summary Compensation Table and other related compensation tables and narrative provide detailed information on the compensation of our NEOs. The Compensation Committee and the Board believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” section of this proxy statement are effective in achieving our goals and that the compensation of the NEOs reported in this proxy statement has contributed to our success.

In accordance with Section 14A of the Exchange Act and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on a non-binding advisory basis, the compensation of our NEOs as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in this proxy statement.”

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NEOs FOR 2019 ON AN ADVISORY BASIS.

DIRECTOR COMPENSATION

Our non-employee director compensation is designed to attract, retain and compensate highly-qualified directors by providing them with competitive compensation and an equity interest in our Company to align their interests with those of our stockholders.
With the exception of Mr. Hobart who has waived his rights to receive any compensation for services as a director, each of our non-employee directors received the following as compensation for services as a director during 2019: an annual cash retainer of $50,000 and an annual grant of RSUs with a grant-date fair value of $125,000. In addition, the chair of our Audit Committee received an additional annual cash retainer of $20,000, and the chairs of our Compliance and Regulatory Affairs Committee, our Compensation Committee and our Nominating and Governance Committee each earned an additional annual cash retainer of $15,000 (which was waived by Mr. Hobart). The equity awards granted to our directors were made pursuant to the 2015 Plan (the terms of which are summarized below) and vest on the earlier of the first anniversary of grant and the date of the Company’s 2020 annual meeting subject generally to continued service through such date. The Company currently anticipates that its non-employee directors will receive annual equity grants on the date of the annual stockholder meeting and any future directors elected other than at the annual meeting will receive a grant upon joining our board and thereafter on the same schedule as other directors.
The table below details the compensation of our directors during 2019.

Director (1)	Fees Earned or Paid in Cash	Stock Awards (2)	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total Director Compensation
Michael D’Amato	$50,000	$125,000	$—	$—	$—	$—	$175,000
M. Bridget Duffy, MD	50,000	125,000	—	—	—	—	175,000
David Farner	50,000	125,000	—	—	—	—	175,000
Bruce Felt	70,000	125,000	—	—	—	—	195,000
Diane Holder	65,000	125,000	—	—	—	—	190,000
Norman Payson, M.D. (3)	200,000	125,000	—	—	—	—	325,000
Kenneth Samet	50,000	125,000	—	—	—	—	175,000
Cheryl Scott	50,000	125,000	—	—	—	—	175,000
————

(1)
Frank Williams, the Chairman of the Board and Chief Executive Officer, and Seth Blackley, President and Director, are not included in this table because they are employees of the Company and receive no additional compensation for service as a director. The compensation received by Messrs. Williams and Blackley as employees is shown in the Summary Compensation Table.

(2)
Amounts in this column represent the grant date fair value of the RSU awards computed in accordance with FASB ASC Topic 718 and reflect an estimate of the grant date fair value of RSU grants made during the 2019 fiscal year, rather than amounts paid to or realized by the non-employee directors. There can be no assurance that estimated amounts will be realized, and amounts could ultimately exceed the estimated amounts. The RSUs vest on the earlier of June 11, 2020 and the date of the Company’s 2020 annual meeting, subject in each case to continued service through the vesting date. See Note 12 of Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, for a discussion of the assumptions used in valuation of the RSU awards.

(3)	Represents annual fee paid under consulting agreement described below. As Dr. Payson did not stand for reelection at the 2019 annual meeting, he did not receive a cash retainer payment in 2019.

The following table shows the aggregate number of outstanding equity awards held by each non-employee director at December 31, 2019.

Director	RSUs Outstanding
Michael D’Amato	14,156
M. Bridget Duffy, MD	14,156
David Farner	14,156
Bruce Felt	14,156
Matthew Hobart	—
Diane Holder	14,156
Kenneth Samet	14,156
Cheryl Scott	14,156

Director RSUs under the 2015 Plan

As reported in the Director Compensation Table above, in 2019, we granted an award of RSUs to each of our non-employee directors with the exception of Mr. Hobart. The RSUs cliff vest on the earlier of June 11, 2020 and the date of our 2020 annual meeting, subject to the director’s continued service through the vesting date.

Absent a Change of Control (as defined above in “-Restricted Stock Unit Awards and Stock Options under the 2015 Plan”), upon a termination of service with the Board for any reason prior to the vesting date, the director’s RSU award is forfeited. Under the terms of the 2015 Plan, any unvested RSUs will vest upon termination of the director’s services without Cause (as defined above in “-Restricted Stock Unit Awards and Stock Options under the 2015 Plan”) on or within 12 months following a Change of Control.

2014 consulting agreement with Norman Payson, MD

On March 12, 2014, we entered into a consulting agreement with NCP, Inc. (“NCP”), a New Hampshire corporation that is controlled by Dr. Payson, pursuant to which NCP agreed to provide certain consulting and advisory services to us. The consulting agreement will remain in effect until either NCP or we give notice of termination of the agreement for any reason. Pursuant to this consulting agreement, NCP receives an annual fee of $200,000, payable in monthly installments, and reimbursement for reasonable out-of-pocket expenses incurred by NCP in the performance of its duties under the consulting agreement. The fees payable under the consulting agreement were separate from, and in addition to, any compensation Dr. Payson was entitled to receive as a member of our Board. In the event the consulting agreement is terminated, NCP is entitled to receive only accrued and unpaid fees and reimbursement for any expenses incurred, in each case, through the date of termination. The consulting agreement also contains certain restrictive covenants, including confidentiality obligations that survive termination of the agreement and non-solicitation obligations that end 12 months following the termination of the consulting agreement, and assignment of intellectual property provisions. Dr. Payson’s term as a director on our Board expired at our 2019 Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding beneficial ownership of our Class A common stock as of April 15, 2020, by:

•	each person whom we know to own beneficially more than 5% of our Class A common stock;

•	each of the directors and named executive officers individually; and

•	all directors and executive officers as a group.

As of April 15, 2020, there were 85,474,938 shares of our Class A common stock outstanding. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of our Class A common stock subject to options currently exercisable or exercisable within 60 days of April 15, 2020, or shares of our Class A common stock subject to unvested RSUs that will vest within 60 days of April 15, 2020, are deemed outstanding for calculating the percentage of outstanding shares of the person holding these options, but are not deemed outstanding for calculating the percentage of any other person. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Class A common stock.

	Shares of Class A Common Stock Beneficially Owned	Percentage of Shares of Class A Common Stock Beneficially Owned
Named executive and directors
Frank Williams(1)	2,199,275	2.6%
Seth Blackley(2)	908,697	1.1%
Michael D’Amato(3)	67,368	*
M. Bridget Duffy, MD(3)	26,299	*
Bruce Felt(3)	35,440	*
Kenneth Samet(3)	39,235	*
Cheryl Scott(3)	28,958	*
David Farner(4)	35,440	*
Peter Grua(5)	5,219	*
Diane Holder(6)	35,440	*
John Paul Johnson(7)	33,733	*
Nicholas McGrane(8)	353,682	*
Thomas Peterson(9)	346,068	*
Lydia Stone(10)	22,721	*
Jonathan Weinberg(11)	121,739	*
All directors and executive officers as a group (fifteen people)	4,259,314	5.0%
Greater than 5% Stockholders:
JPMorgan Chase & Co.(12)	6,315,170	7.4%
UPMC(13)	6,434,283	7.5%
The Vanguard Group(14)	6,886,417	8.1%
BlackRock, Inc.(15)	6,368,339	7.5%
————

*Represents less than 1.0%

(1)	Includes 1,564,073 shares of Class A common stock underlying options that are currently exercisable or exercisable within 60 days of April 15, 2020.

(2)	Includes 831,288 shares of Class A common stock underlying options that are currently exercisable or exercisable within 60 days of April 15, 2020.

(3)	Includes 14,156 unvested RSUs that will vest within 60 days of April 15, 2020.

(4)
Includes 14,156 unvested RSUs that will vest within 60 days of April 15, 2020. David Farner, who is one of our directors, is Executive Vice President and Chief Strategic and Transformation Officer of UPMC. Mr. Farner has no voting or investment power over and disclaims beneficial ownership of the shares held by UPMC. The address of Mr. Farner is c/o UPMC, U.S. Steel Building, 600 Grant Street, 62nd Floor, Pittsburgh, PA 15219.

(5)	Includes 5,219 unvested RSUs that will vest within 60 days of April 15, 2020.

(6)
Includes 14,156 unvested RSUs that will vest within 60 days of April 15, 2020. Diane Holder, who is one of our directors, is Executive Vice President of UPMC. Ms. Holder has no voting or investment power over and disclaims beneficial ownership of the shares held by UPMC. The address of Ms. Holder is c/o UPMC, U.S. Steel Building, 600 Grant Street, 55th Floor, Pittsburgh, PA 15219.

(7)
Includes 23,013 shares of Class A common stock underlying options that are currently exercisable or exercisable within 60 days of April 15, 2020 and 1,790 unvested RSUs that will vest within 60 days of April 15, 2020.

(8)	Includes 324,570 shares of Class A common stock underlying options that are currently exercisable or exercisable within 60 days of April 15, 2020.

(9)	Includes 309,398 shares of Class A common stock underlying options that are currently exercisable or exercisable within 60 days of April 15, 2020.

(10)	Includes 13,918 shares of Class A common stock underlying options that are currently exercisable or exercisable within 60 days of April 15, 2020.

(11)	Includes 108,471 shares of Class A common stock underlying options that are currently exercisable or exercisable within 60 days of April 15, 2020.

(12)
Beneficial ownership is based on Amendment No. 3 to Schedule 13G filed by JPMorgan Chase & Co. reporting ownership as of December 31, 2019. JPMorgan Chase & Co. disclosed sole voting power as to 4,811,318 shares of Class A common stock and sole dispositive power as to 6,315,170 shares of Class A common stock. The address of JPMorgan Chase & Co. is 383 Madison Avenue, New York, NY 10179.

(13)
The board of directors of UPMC has voting and dispositive power over the shares of Class A common stock held by UPMC. The members of such board of directors disclaim beneficial ownership with respect to such shares. The address of UPMC is UPMC, U.S. Steel Building, 600 Grant Street, 55th Floor, Pittsburgh, PA 15219.

(14)
Beneficial ownership is based on Amendment No. 2 to Schedule 13G filed by The Vanguard Group reporting ownership as of December 31, 2019. The Vanguard Group disclosed sole voting power as to 92,251 shares of Class A common stock, shared voting power as to 12,781 shares of Class A common stock, sole dispositive power as to 6,793,048 shares of Class A common stock and shared dispositive power with respect to 93,369 shares of Class A common stock. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355.

(15)
Beneficial ownership is based on Amendment No. 1 to Schedule 13G filed by BlackRock, Inc. reporting ownership as of December 31, 2019. BlackRock, Inc. disclosed sole voting power as to 6,006,848 shares of Class A common stock and sole dispositive power as to 6,368,339 shares of Class A common stock. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of a registered class of the Company’s equity securities (collectively, the “Reporting Persons”), to file with the SEC initial reports of stock ownership and reports of changes in ownership of common stock and other equity securities of the Company. All Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received by us and upon written representations of the Reporting Persons received by us, we believe that there has been compliance with all Section 16(a) filing requirements applicable to such Reporting Persons with respect to fiscal 2019, except that one Form for Mr. D’Amato was inadvertently filed one day late (and was subsequently amended to correct two inadvertent errors).

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In addition to the compensation arrangements with directors and executive officers described under “Executive Compensation,” the following is a description of each transaction that has occurred since the beginning of 2019, and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeded or will exceed $120,000; and

•
any of our directors, executive officers, beneficial holders of more than 5% of either class of our common stock, or any member of their immediate family or person sharing their household had or will have a direct or indirect material interest.

Initial Public Offering Reorganization Transactions

On June 10, 2015, we closed an initial public offering of 13,225,000 shares of our Class A common stock at a public offering price of $17.00 per share. We received $209.1 million in proceeds, net of underwriting discounts and commissions, but before offering expenses of $3.2 million. We used the net proceeds to purchase newly-issued Class A common units from Evolent Health LLC, our consolidated subsidiary. Evolent Health LLC used the net proceeds for working capital and other general corporate purposes.

Historically, our business was operated through Evolent Health LLC and its predecessor. Evolent Health, Inc., was incorporated as a Delaware corporation on December 12, 2014, for the purpose of our initial public offering, and prior to the initial public offering engaged only in activities in contemplation of our initial public offering. Immediately prior to the completion of the initial public offering in June 2015, we amended and restated our certificate of incorporation to, among other things, authorize two classes of common stock, Class A common stock and Class B common stock (the “Offering Reorganization”). Pursuant to the Offering Reorganization, Evolent Health, Inc. merged with Evolent Health Holdings and an affiliate of TPG. In accordance with the terms of the mergers, each of the then-existing stockholders of Evolent Health Holdings, including UPMC, The Advisory Board, TPG, as well as certain other entities, existing customers and employees, received a certain number of shares of our Class A common stock in exchange for each share of common stock it held in Evolent Health Holdings, and TPG received a certain number of shares of our Class A common stock in exchange for 100% of the equity that it held in its affiliate that was merged with Evolent Health, Inc. In addition, pursuant to the Offering Reorganization we issued shares of our Class B common stock to TPG and The Advisory Board, each of which was a member of Evolent Health LLC prior to the Offering Reorganization. Substantially all of our operations continue to be conducted through Evolent Health LLC, and subsequent to the offering reorganization the financial results of Evolent Health LLC are consolidated in the financial statements of Evolent Health, Inc. Evolent Health, Inc. is a holding company whose principal asset is all of the Class A common units it holds in Evolent Health LLC, and its only business is to act as sole managing member of Evolent Health LLC.

In connection with our initial public offering and offering reorganization, we engaged in certain transactions described below with entities controlled by UPMC and Ptolemy Capital, LLC, each of which was a beneficial owner of 5% or more of our Class A common stock or Class B common stock at the beginning of 2018.

Third amended and restated operating agreement of Evolent Health LLC

We operate our business through our subsidiary Evolent Health LLC. The operations of Evolent Health LLC, and the rights and obligations of its members are governed by the third amended and restated operating agreement of Evolent Health LLC, dated June 4, 2015.

Governance

We serve as sole managing member of Evolent Health LLC. As such, we control its business and affairs and are responsible for the management of its business. We are currently the only member Evolent Health LLC.

Voting and economic rights of members

Evolent Health LLC has two authorized series of equity: Class A common units, which may only be issued to Evolent Health, Inc., as sole managing member, and Class B common units. We refer to these Class A common units and Class B common units of Evolent Health LLC, collectively, as common units. The Class A common units and Class B common units entitle their holders to equivalent economic rights, meaning an equal share in the profits and losses of, and distributions from, Evolent Health LLC. Holders of Class B common units have no voting rights, except for the right to approve certain amendments to the third amended and restated operating agreement. No Class B common units are currently outstanding.

Net profits and losses of Evolent Health LLC generally are allocated, and distributions are made, to its members pro rata in accordance with the number of common units (Class A or Class B, as the case may be) they hold.

Subject to the availability of net cash flow at the Evolent Health LLC level and to applicable legal and contractual restrictions, we intend to cause Evolent Health LLC to distribute to us, and to other holders of common units, if any, cash payments for the purposes of funding tax obligations in respect of any net taxable income that is allocated to us and the other holders of common units as members of Evolent Health LLC to fund dividends, if any, declared by us and to make any payments due under the tax receivables agreement, as described below. Regardless of whether Evolent Health LLC makes distributions to its members in any given year, the determination to pay dividends, if any, to holders of our Class A common stock will be made by our Board except that we will be required to pay cash dividends out of our future earnings to the extent that cash distributions from Evolent Health LLC are materially in excess of our assumed tax liability and our obligations under the tax receivables agreement. We do not, however, expect to declare or pay any cash or other dividends in the foreseeable future on our Class A common stock, as we intend to reinvest any cash flow generated by operations in our business. Class B common stock is not entitled to any dividend payments.

Coordination of Evolent Health, Inc. and Evolent Health LLC

Whenever we issue one share of Class A common stock for cash, the net proceeds will be transferred promptly either to Evolent Health LLC in exchange for one Class A common unit, or to a holder of Class B common units in exchange for a Class B common unit and a share of our Class B common stock. If we issue other classes or series of equity securities, we will contribute to Evolent Health LLC the net proceeds we receive in connection with such issuance, and Evolent Health LLC will issue to us an equal number of equity securities with designations, preferences and other rights and terms that are substantially the same as our newly issued equity securities. Conversely, if we repurchase any shares of Class A common stock (or equity securities of other classes or series) for cash, Evolent Health LLC will, immediately prior to our repurchase, redeem an equal number of Class A common units (or its equity securities of the corresponding classes or series), upon the same terms and for the same price, as the shares of our Class A common stock (or our equity securities of such other classes or series) that are repurchased. Common units and shares of our common stock will be subject to equivalent stock splits, dividends and reclassifications.

We do not expect to conduct any business other than the management and ownership of Evolent Health LLC, or own any other material assets (other than on a temporary basis), although we may take such actions and own such assets as are necessary to comply with applicable law, including compliance with our responsibilities as a public company under the U.S. federal securities laws, and may incur indebtedness and take other actions if we determine that doing so is in our best interest.

Issuances of common units

Class A common units may be issued only to us as the sole managing member of Evolent Health LLC. Class B common units may be issued only to persons or entities we permit. Such issuances shall be made in exchange for cash or other consideration. Class B common units may not be transferred as Class B common units except to certain permitted transferees and in accordance with the restrictions on transfer set forth in the third amended and restated operating agreement of Evolent Health LLC. Any such transfer must be accompanied by the transfer of an equal number of shares of our Class B common stock.

Exchange agreements

In connection with our initial public offering in June 2015, we entered into an exchange agreement with Evolent Health LLC and the initial holders of the Class B common units of Evolent Health LLC, including Ptolemy Capital, LLC. Pursuant to and subject to the terms of the exchange agreement and the third amended and restated operating agreement of Evolent Health LLC, holders of Class B common units, at any time and from time to time, were entitled to exchange one or more Class B common units, together with an equal number of shares of our Class B common stock, for shares of our Class A common stock on a one-for-one basis. The agreements provided that such exchanges could be completed, at the election of Evolent Health LLC, by us or Evolent Health LLC. If Evolent Health LLC completed such an exchange, we were required to contribute Class A common stock to Evolent Health LLC prior to the exchange.

Separately, in connection with the closing of our acquisition of NCIS Holdings, Inc. (“New Century”) in October 2018, we entered into (i) an exchange agreement (the “NCIS Exchange Agreement”) with certain New Century equityholders party thereto, pursuant to which such New Century equityholders were able to exchange their shares of our Class B common stock, together with an equal number of Evolent Health LLC’s Class B common units, for shares of our Class A common stock, and (ii) an exchange agreement (the “Blocker Exchange Agreement”) with certain other New Century equityholders party thereto, pursuant to which such New Century equityholders were able to exchange shares of up to three wholly-owned subsidiaries (each, a “Blocker”), through which they held their Class B common stock and Class B common units, for Class A common stock.

The initial exchange rate under the NCIS Exchange Agreement was (a) one share of Class B common stock plus (b) one Class B common unit for one share of Class A common stock. The initial exchange rate under the Blocker Exchange Agreement was a number of shares of common stock of each Blocker for Class A common stock such that the New Century equityholders party thereto were entitled to one share of Class A common stock for each share of Class B common stock and Class B common unit held by such Blockers; provided, however, that any exchange pursuant to the Blocker Exchange Agreement was required to be for all shares of a Blocker.

Each of the aforementioned exchange rates was subject to equitable adjustments for certain stock splits, stock dividends and reclassifications.

Holders did not have the right to exchange Class B common units if we determined that such exchange would be prohibited by applicable law or regulation, would violate other agreements to which we may be subject or, or in some cases, would pose a material risk that Evolent Health LLC would be treated as a “publicly traded partnership” for U.S. federal income tax purposes. If the IRS were to contend successfully that Evolent Health LLC should be treated as a “publicly traded partnership” for U.S. federal income tax purposes, Evolent Health LLC would be treated as a corporation for U.S. federal income tax purposes and thus would be subject to entity-level tax on its taxable income. A holder that exchanged Class B common units was also required to deliver an equal number of shares of our Class B common stock. In connection with each exchange, Evolent Health LLC cancelled the delivered Class B common units and issued to us Class A common units on a one-for-one basis. Thus, as holders exchanged their Class B common units for Class A common stock, our interest in Evolent Health LLC increased.

The third amended and restated operating agreement prohibits certain business combination transactions in which our Class A common stock is exchanged for consideration unless each holder of shares of Class A common stock or Class B common stock is allowed to participate equally in the transaction as if the Class

B common stock, together with the corresponding number of Class B units, had been exchanged for shares of Class A common stock pursuant to the exchange agreements immediately prior to the transaction.

We, Evolent Health LLC and the exchanging holders each generally bore our own expenses in connection with an exchange, except that, subject to a limited exception, we were required to pay any transfer taxes, stamp taxes or duties or other similar taxes in connection with such an exchange.

During the year ended December 31, 2019, 3.1 million Class B common units of Evolent Health LLC (together with an equal number of shares of the Company’s Class B common stock) were exchanged on a one-for-one basis for shares of our Class A common stock pursuant to the exchange agreements described above. Following these exchanges, no Class B common units of Evolent Health LLC of shares of our Class B common stock remained outstanding. The following table sets forth the number of Class B common units of Evolent Health LLC (together with an equal number of shares of the Company’s Class B common stock) exchanged on a one-for-one basis for shares of our Class A common stock in 2019 stockholders who owned more than 5% of our Class B common stock:

Stockholder	Number of Class B Common Units/Class B Common Shares Exchanged
WS/EVH Blocker, Inc.	1,392,661
Humana Inc.	486,075
Joseph M. Perez	598,048
Christopher Nee	148,130
Michael Mirt	45,341
Mara Elizabeth Maddox Irrevocable Deed of Trust dated December 6, 2012	8,306
Gregory R. Hembrock	5,651
Fernando Villacian	60,930
Joaquin Baralt	39,092
Melinda Paige Fretwell	28,460
Giselle Habeych	28,460
Michael Sturgill	7,244
Atul Dhir	169,100
Steven D. Cosler TTEE U/A DTD 8/10/2005 Steven D. Cosler Revocable Trust	30,465
Anthony Masso	7,822
Santosh Dave	10,072
Andrew Hertler	10,072
Ptolemy Capital, LLC	70,000

During the year ended December 31, 2019 the Company paid Christopher Nee $304,000, Atul Dhir $654,000 and Ptolemy Capital LLC $223,000 in connection with the exchange of their Class B common units of Evolent Health LLC and shares of our Class B common stock.

Exculpation and indemnification

The third amended and restated operating agreement of Evolent Health LLC contains provisions limiting the liability of Evolent Health LLC’s members (including Evolent Health, Inc.), officers and their respective affiliates to Evolent Health LLC or any of its members. Moreover, the third amended and restated operating agreement contains broad indemnification provisions for Evolent Health LLC’s members (including Evolent Health, Inc.), officers and their respective affiliates. Because Evolent Health LLC is a limited liability company, these provisions are not subject to the limitations on exculpation and indemnification contained in the Delaware General Corporation Law with respect to the indemnification that may be provided by a Delaware corporation to its directors and officers.

Tax consequences

Evolent Health LLC made an election under Section 754 of the Code which was effective for 2015 and for each taxable year in which an exchange of Class B common units of Evolent Health LLC occurred or occurs, together with an equal number of shares of our Class B common stock, for shares of our Class A common stock. As a result of this election, any exchanges of Class B common units, together with an equal number of shares of our Class B common stock, for shares of our Class A common stock, resulted in increases in the tax basis in our share of the tangible and intangible assets of Evolent Health LLC at the time of such exchange, which increased the tax depreciation and amortization deductions available to us and created other tax benefits. Any such increases in tax basis and tax depreciation and amortization deductions or other tax benefits could reduce the amount of tax that we would otherwise be required to pay in the future.

In addition, we expect that certain net operating losses of Evolent Health Holdings, Inc. and an affiliate of TPG will be available to us as a result of the offering reorganization. We will be required to pay a portion of the cash savings we actually realize from such increase in the tax basis of the tangible and intangible assets of Evolent Health LLC or from the utilization of such net operating losses to certain former and current holders of Class B common units or contributors of the net operating losses pursuant to the tax receivables agreement.

Furthermore, payments under the tax receivables agreement, as described below, will themselves give rise to additional tax benefits and therefore, to additional payments under the tax receivables agreement. To the extent that we are unable to make payments under the tax receivables agreement for any reason, such payments will be deferred and will accrue interest until paid. See “-Tax receivables agreement.”

Tax receivables agreement

Exchanges of Class B common units of Evolent Health LLC, together with an equal number of shares of our Class B common stock, for shares of our Class A common stock, have increased our tax basis in our share of Evolent Health LLC’s tangible and intangible assets. These increases in tax basis have increased our depreciation and amortization deductions and create other tax benefits and, therefore, may reduce the amount of tax that we would otherwise be required to pay in the future. In addition, certain net operating losses of Evolent Health Holdings, Inc. (and of an affiliate of TPG) are available to us as a result of the offering reorganization.

As part of our initial public offering, we entered into a tax receivables agreement with the holders of Class B common units and certain of our other investors. The agreement requires us to pay to such holders 85% of the cash savings, if any, in U.S. federal, state and local and non-U.S. income tax (as applicable) we realize as a result of any deductions attributable to increases in tax basis following the exchanges described above or deductions attributable to imputed interest or future increases in tax basis following payments made under the tax receivables agreement. Additionally, pursuant to the same agreement we will pay the former stockholders of Evolent Health Holdings, Inc. 85% of the amount of the cash savings, if any, in U.S. federal, state and local and non U.S. income tax that we realize as a result of the utilization of approximately $79.3 million of net operating losses of Evolent Health Holdings, Inc. and an affiliate of TPG attributable to periods prior to our initial public offering, as well as deductions attributable to imputed interest on any payments made under the agreement.

We will benefit from the remaining 15% of any realized cash savings. For purposes of the tax receivables agreement, cash savings in income tax will be computed by comparing our actual income tax liability with our hypothetical liability had we not been able to utilize the tax benefits subject to the tax receivables agreement. The tax receivables agreement will remain in effect until all such tax benefits have been used or expired, unless the agreement is terminated early, as described below. Estimating the amount of payments to be made under the tax receivables agreement cannot be done reliably at this time because any increase in tax basis, as well as the amount and timing of any payments under the tax receivables agreement, will vary depending on a number of factors, including:

•	the tax rates in effect at the time we use the increased amortization and depreciation deductions or realize other tax benefits;

•	any limitation on our utilization of the net operating losses formerly held by Evolent Health Holdings, Inc. or an affiliate of TPG under Section 382 of the Code; and

•	the amount, character and timing of our taxable income.

We are required under the tax receivables agreement to pay 85% of the tax savings, described above, if any, as and if realized. Except in certain circumstances, if in a given taxable year we do not have taxable income, before taking into account any tax benefits subject to the tax receivables agreement, we will not be required to make payments under the agreement for that taxable year because no tax savings will have been realized.

The payments that we make under the tax receivables agreement could be substantial. Assuming no material changes in relevant tax law and based on our current operating plan and other assumptions, including our estimate of the tax basis of our assets as of the date of the offering reorganization, we estimate that the total amount that we would be required to pay under the tax receivables agreement could be approximately $112.7 million. This estimated amount includes (i) approximately $17.6 million of potential future payments under the tax receivables agreement related to the future utilization of the pre-IPO NOLs described above and (ii) approximately $95.1 million related to the tax basis step-up of the assets of Evolent Health LLC in connection with the exchanges that occurred in 2016, 2017, 2018 and 2019. The actual amount we will be required to pay under the tax receivables agreement may be materially greater than these amounts, as potential future payments will vary depending on a number of factors, including those listed above. The obligations under the tax receivables agreement are obligations of Evolent Health, Inc. and not obligations of Evolent Health LLC. Payments under the tax receivables agreement are generally due within a specified period of time following the filing of our tax return for the taxable year with respect to which the payment obligation arises, but interest on such payments will begin to accrue at a rate of LIBOR plus 100 basis points from the due date (without extensions) of such tax return. Late payments will generally accrue interest at a rate of LIBOR plus 500 basis points.

The tax receivables agreement provides that upon certain changes of control, or if, at any time, we elect an early termination of the tax receivables agreement or are in material breach of our obligations under the tax receivables agreement, we would be required to make an immediate payment equal to the present value of the anticipated future tax benefits to certain parties under the tax receivables agreement. Such payment would be based on certain valuation assumptions and deemed events set forth in the tax receivables agreement, including the assumptions that we have sufficient taxable income to fully utilize such tax benefits. The benefits would be payable even though, in certain circumstances no net operating losses would actually be used at the time of the accelerated payment under the tax receivables agreement. Accordingly, payments under the tax receivables agreement may be made years in advance of the actual realization, if any, of the anticipated future tax benefits and may be significantly greater than the benefits we realize in respect of the tax attributes subject to the tax receivables agreement.

Were the IRS to successfully challenge the tax basis increases or the existence or amount of net operating losses described above, we would not be reimbursed for any payments previously made under the tax receivables agreement, but future payments under the tax receivables agreement, if any, would be netted against any unreimbursed payments to reflect the result of any such successful challenge by the IRS. As a result, we could make payments under the tax receivables agreement in excess of our actual cash savings in income tax.

Stockholders agreement

In connection with our initial public offering, we entered into a stockholders agreement with certain stockholders, including UPMC. The stockholders agreement contains provisions related to the composition of our Board, the committees of our Board and our corporate governance. Under the stockholders agreement, for so long as UPMC owns at least 40% of the shares of common stock held by it upon the completion of our initial public offering, UPMC will be entitled to nominate two directors to serve on our Board. When UPMC owns less than 40% but at least 5% of the shares of common stock held by it following the completion of our initial public offering, UPMC will be entitled to nominate one director to serve on our Board. As of April 15, 2020, UPMC owned more than 40% of its shares of common stock held upon the completion of our initial public offering. Pursuant to these provisions, UPMC designated Diane Holder and David Farner. Diane Holder is up for reelection at the 2020 annual meeting.

The stockholders agreement provides that UPMC and its affiliates will not have any duty to refrain from (1) engaging, directly or indirectly, in the same or similar business activities or lines of business as us, including those business activities or lines of business deemed to be competing with us, or (2) doing business with any of our clients, customers or vendors. In the event that UPMC or any of its affiliates acquires knowledge of a potential business opportunity which may be a corporate opportunity of us, they will have no duty to communicate or offer such corporate opportunity to us. The stockholders agreement prohibits certain business combination transactions in which our Class A common stock is exchanged for consideration unless each holder of shares of Class A common stock or Class B common stock is allowed to participate equally in the transaction as if the Class B common stock, together with the corresponding number of Class B units, had been exchanged for shares of Class A common stock pursuant to the exchange agreements immediately prior to the transaction.

Registration rights agreement

In connection with our initial public offering, we entered into a registration rights agreement with certain stockholders including, UPMC and Ptolemy Capital, LLC to register for sale under the Securities Act shares of our Class A common stock, including those delivered in exchange for Class B common units issued in connection with our initial public offering in the circumstances described above.

As of April 15, 2020, the only shares covered by registration rights were 6,434,283 shares of Class A common stock held by UPMC.

Piggyback registration rights

If we propose to register any shares of our equity securities under the Securities Act either for our own account or for the account of any other person, then UPMC is entitled to notice of the registration and will be entitled to include their shares of Class A common stock in the registration statement. These piggyback registration rights are subject to specified conditions and limitations, including the right of the underwriters, if any, to limit the number of shares included in any such registration under specified circumstances.

Shelf registration rights

Pursuant to the registration rights agreement, we registered the potential resale of all the shares of Class A common stock entitled to these registration rights, including such shares reserved for potential exchange in the future for Class B common units, on our Registration Statement on Form S-3, File No. 333-212709, initially filed on July 28, 2016, and declared effective on August 12, 2016.

Expenses and indemnification

We will pay all expenses relating to any demand, piggyback or shelf registration, other than underwriting discounts and commissions and any transfer taxes, subject to specified conditions and limitations. The registration rights agreement includes customary indemnification provisions, including indemnification of the participating holders of shares of Class A common stock and their directors, officers and employees by us for any losses, claims, damages or liabilities in respect thereof and expenses to which such holders may become subject under the Securities Act, state law or otherwise.

Termination of registration rights
The registration rights granted under the registration rights agreement will terminate upon the date the holders of shares that are a party thereto no longer hold any such shares that are entitled to registration rights.

Other relationships

Consulting agreement

On March 12, 2014, we entered into a consulting agreement with NCP, which is an entity controlled by a member of our Board, Norman Payson, MD, pursuant to which NCP agreed to provide certain consulting and advisory services to us. Pursuant to this consulting agreement, NCP received an annual fee of $0.2 million in 2019, plus reimbursement of business expenses.

Commercial agreements with certain investors

As described below, Evolent Health LLC is a party to various commercial agreements with UPMC, which beneficially owned approximately 7.5% of our outstanding Class A common stock as of April 15, 2020.

Services, reseller and non-competition agreements

The Company and UPMC are parties to a Reseller, Services and Non-Competition Agreement, dated August 31, 2011, which was amended and restated by the parties on June 27, 2013 (as amended through the date hereof, the “UPMC Reseller Agreement”). Under the terms of the UPMC Reseller Agreement, UPMC has appointed the Company as a non-exclusive reseller of certain UPMC third party administration services (“TPA”). The UPMC Reseller Agreement includes certain non-compete provisions applicable to the Company, including certain regional restrictions as well as restrictions prohibiting the Company from providing certain TPA services to a limited number of third parties for a certain period of time. Subject to these limitations, the Company is not otherwise restricted from providing TPA services to third parties. The UPMC Reseller Agreement also restricts UPMC’s right to sell certain products and services to certain Evolent Health LLC partners and certain prospective partners. UPMC and Evolent Health LLC have agreed to indemnify each other for any losses, including those relating to material breach of the UPMC Reseller Agreement. Each of UPMC and Evolent Health LLC may terminate the UPMC Reseller Agreement for cause, subject to a specified notice period. We had expenses attributable to UPMC of $1.2 million and $6.8 million under the UPMC Reseller Agreement during the three months ended March 31, 2020, and fiscal year ended December 31, 2019, respectively.

License agreements

In connection with its formation, Evolent Health LLC entered into an IP Agreement with UPMC (the “UPMC IP Agreement”), pursuant to which UPMC granted Evolent Health LLC a license to certain intellectual property, subject to certain time and use limitations, in exchange for its equity interest in Evolent Health LLC. UPMC and Evolent Health LLC have agreed to indemnify each other for any losses including those relating to material breach of the UPMC IP Agreement. The UPMC IP Agreement will terminate if we are acquired by specified entities, including certain competitors of UPMC, or upon material breach of the license granted therein.

In connection with its formation, Evolent Health LLC also entered into a Technology Agreement with UPMC (the “UPMC Technology Agreement”), pursuant to which UPMC granted to Evolent Health LLC a license to use and sublicense a technology platform developed by UPMC which enables the sharing of key, actionable information among hospitals, clinicians, health plan and other healthcare resources, subject to certain time and use limitations, in exchange for its equity interest in Evolent Health LLC. UPMC and Evolent Health LLC have agreed to indemnify each other for any losses including those relating to material breach of the UPMC Technology Agreement. The UPMC Technology Agreement will terminate if we are acquired by specified entities, including certain competitors of UPMC, or upon material breach of the license granted therein.

Other transactions

From time to time, we have engaged in equity and debt financing transactions with our investors and from time to time we consider engaging in such transactions in the future.

We have an agreement with Health Fidelity, Inc., an entity in which UPMC holds an interest, under which Health Fidelity, Inc. provides certain risk adjustment software services to us in the ordinary course of business. Total expenses attributable to Health Fidelity, Inc. in the three months ended March 31, 2020, and in fiscal year ended December 31, 2019 were $97 thousand and $799 thousand, respectively.

Indemnification of directors and officers

Our second amended and restated by-laws provide that we will indemnify and advance expenses to our directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware (the “DGCL”). In addition, our second amended and restated certificate of incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty, except as otherwise prohibited under the DGCL.

We have entered into customary indemnification agreements with each of our directors and officers. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification and expense reimbursement, to the fullest extent permitted under the DGCL. Our indemnification agreements also require us to advance expenses to our directors and officers as incurred in connection with legal proceedings against them for which they may be indemnified and that the rights conferred in the indemnification agreements are not exclusive.

There is no pending litigation or proceeding involving any of our directors or officers to which indemnification is being sought, and we are not aware of any pending litigation that may result in claims for indemnification by any director or officer.

Policies and procedures for related party transactions

Our Board has adopted a written policy for the review and approval or ratification of transactions involving related persons, which consist of directors, director nominees, executive officers, persons or entities known to the Company to be the beneficial owner of more than 5% of any outstanding class of the voting securities of the Company, or immediate family members or certain affiliated entities of any of the foregoing persons. Under authority delegated by the Board, the Audit Committee (or its Chair, under certain circumstances) is responsible for applying the policy with the assistance of the General Counsel or his or her designee (if any). Transactions covered by the policy consist of any financial transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, in which: (i) the aggregate amount involved will or may be expected to exceed $120,000 since the beginning of the previous fiscal year; (ii) the Company is, will or may be expected to be a participant; and (iii) any related person has or will have a direct or indirect material interest.

The Audit Committee (or the Chair or other committee member as the case may be) may take into account such factors it deems appropriate in its determination to approve or ratify a transaction, which may include:

•	The extent of the related person’s interest in the transaction;

•	Whether the transaction would interfere with the objectivity and independence of any related person’s judgment or conduct in fulfilling his or her duties and responsibilities to the Company;

•	Whether the transaction is fair to the Company and on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances;

•	Whether the transaction is in the best interests of the Company and its stockholders;

•	Whether the transaction is consistent with any conflict of interest policy set forth in the Company’s Standards of Business Conduct and other policies; and

•
Whether in connection with any transaction involving a non-employee director or nominee for director, such transaction would compromise such director’s status as: (i) an independent director under the NYSE listing standards or our corporate governance policy; (ii) an “outside director” under Code Section 162(m) or a “non-employee director” under Rule 16b-3 under the Exchange Act, if such director serves on the Compensation Committee; or (iii) an independent director under Rule 10A-3 of the Exchange Act and the NYSE listing standards, if such director serves on the Audit Committee.

The Audit Committee (or the Chair as the case may be) may impose such conditions or guidelines as it determines appropriate with respect to any related person transaction it approves or ratifies, including, but not limited to:

•	Conditions relating to ongoing reporting to the Audit Committee and other internal reporting;

•	Limitations on the dollar amount of the transaction;

•	Limitations on the duration of the transaction or the Audit Committee’s approval of the transaction; and

•	Other conditions for the protection of the Company and to avoid conferring an improper benefit, or creating the appearance of a conflict of interest.

OTHER MATTERS
Solicitation of Proxies

We will pay the cost of solicitation of proxies. Our directors, officers and employees may solicit proxies personally, by telephone, via the Internet or by mail without additional compensation for such activities. We also will request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send a proxy statement to and obtain proxies from such beneficial owners. We will reimburse such holders for their reasonable expenses. No arrangements or contracts have been made with any solicitors as of the date of this proxy statement, although we reserve the right to engage solicitors if we deem them necessary.

Stockholder Proposals

If any stockholder wishes to propose a matter for consideration at our 2021 annual meeting of stockholders, the proposal should be mailed by certified mail return receipt requested to our Secretary at Evolent Health, Inc., 800 N. Glebe Road, Suite 500, Arlington, VA 22203. To be eligible under the SEC’s stockholder proposal rule (Rule 14a-8 of the Exchange Act) for inclusion in our 2021 annual meeting proxy statement and form of proxy, a proposal must be received by our Secretary on or before the close of business on December 30, 2020. In addition, our second amended and restated by-laws require advance notice of stockholder proposals to be brought before a stockholders meeting (other than proposals under Rule 14a-8), including nominations of persons for election as directors. To be timely, notice to our Secretary must be received at our principal executive offices not less than 120 days nor more than 150 days prior to the anniversary date of the preceding year’s annual meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters. Therefore, to be presented at our 2021 annual meeting, such a proposal must be received by the Company on or after January 10, 2021, but no later than February 9, 2021. If the date of the 2021 annual meeting is advanced by more than 30 days, or delayed by more than 30 days, from the anniversary date of the Annual Meeting, notice must be received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the 10th day following the day on which the public announcement of the date of such meeting is first made.

Attendance at the Meeting

All stockholders of record of shares of Class A common stock at the close of business on the record date, or their designated proxies, are authorized to attend the Annual Meeting. If you are not a stockholder of record but hold shares through a broker, bank or other nominee, you should provide proof of beneficial ownership as of the record date, such as an account statement reflecting your stock ownership as of the record date, a copy of the voting instruction card provided by your broker, bank or other nominee, or other similar evidence of ownership. If you do not have proof of ownership, you may not be admitted to the Annual Meeting. Each stockholder and proxy may be asked to present a valid government-issued photo identification, such as a driver’s license or passport, before being admitted. Cameras, recording devices and other electronic devices will not be permitted, and attendees may be subject to security inspections and other security precautions.

Householding of Proxy Materials

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of the proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement, notice of internet availability and annual report to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive separate proxy materials in the future, or if you and other stockholders sharing your address are receiving multiple copies of the proxy materials and you would like to receive only a single copy of such materials in the future, please notify your broker, or notify us by writing to our Secretary at Evolent Health, Inc., 800 N. Glebe Road, Suite 500, Arlington, VA 22203, or via phone at 1-844-246-2928. If you share an address with another stockholder and have received only one set of this year’s proxy materials and you wish to receive a separate copy, please notify us by writing to our Secretary at Evolent Health, Inc., 800 N. Glebe Road, Suite 500, Arlington, VA 22203, or via phone at 1-844-246-2928 and we will deliver a separate copy to you promptly.

Other Matters

The Board does not know of any matters other than those described in this proxy statement that will be presented for action at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

By Order of our Board of Directors,
Jonathan D. Weinberg
General Counsel and Secretary
Arlington, VA
April 29, 2020

APPENDIX A - USE OF NON-GAAP FINANCIAL METRICS
Revenues

Adjusted Transformation Services Revenue and Adjusted Platform and Operations Services Revenue are defined as transformation services revenue and platform and operations services revenue, respectively, before the effect of intersegment eliminations and adjusted to exclude the impact of purchase accounting adjustments.

Adjusted Services Revenue is defined as the sum of Adjusted Transformation Services Revenue and Adjusted Platform and Operations Services Revenue. Adjusted Revenue is defined as the sum of Adjusted Services Revenue and True Health premiums revenue, less relevant intersegment eliminations.

The following table presents our reconciliation of Adjusted Revenue to Revenue calculated in accordance with U.S. GAAP (unaudited, in thousands):

	For the Year Ended December 31, 2019
	Evolent Health, Inc. as Reported	Adjustments	Evolent Health, Inc. as Adjusted
Transformation services	$15,203	$—	$15,203
Platform and operations services (1)	659,438	1,915	661,353
Total services revenue	674,641	1,915	676,556
Premiums	171,742	—	171,742
Total revenue	$846,383	$1,915	$848,298
————
(1) Adjustments to platform and operations services revenue include deferred revenue purchase accounting adjustments of approximately $1.9 million and $0.9 million for the years ended December 31, 2019 resulting from our acquisitions and business combinations.

Management uses Adjusted Revenue, Adjusted Services Revenue, Adjusted Transformation Services Revenue and Adjusted Platform and Operations Services Revenue as supplemental performance measures because they reflect a complete view of the operational results. The measures are also useful to investors because they reflect the full view of our operational performance in line with how we generate our long term forecasts.

Adjusted EBITDA

Adjusted EBITDA is defined as EBITDA (net loss attributable to common shareholders of Evolent Health, Inc. before interest income, interest expense, (provision) benefit for income taxes, depreciation and amortization expenses), adjusted to exclude goodwill impairment, loss from equity method investees, gain on disposal of assets, changes in fair value of contingent consideration and indemnification asset, other income (expense), net, net loss attributable to non-controlling interests, ASC 606 transition adjustments, purchase accounting adjustments, stock-based compensation expenses, severance costs, amortization of contract cost assets recorded as a result of a one-time ASC 606 transition adjustment, acquisition-related costs, and other infrequently occurring adjustments. Management uses Adjusted EBITDA as a supplemental performance measure because the removal of acquisition-related costs, one-time or non-cash items (e.g. depreciation, amortization and stock-based compensation expenses)

allows us to focus on operational performance. We believe that this measure is also useful to investors because it allows further insight into the period over period operational performance in a manner that is comparable to other organizations in our industry and in the market in general.

The following table presents our reconciliation of Adjusted EBITDA to net loss attributable to common shareholders of Evolent Health, Inc. (unaudited, in thousands except share and per share data):

	For the Three Months Ended				For the Year Ended December 31, 2019
	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019
Net loss attributable to common shareholders of Evolent Health, Inc.	(46,739)	(31,615)	$(25,521)	$(198,096)	$(301,971)
Less:
Interest income	1,060	842	1,124	961	3,987
Interest expense	(3,562)	(3,620)	(3,630)	(3,722)	(14,534)
(Provision) benefit for income taxes	496	(1,398)	849	21,589	21,536
Depreciation and amortization expenses	(14,266)	(15,292)	(15,408)	(15,947)	(60,913)
EBITDA	(30,467)	(12,147)	(8,456)	(200,977)	(252,047)
Less:
Goodwill impairment	—	—	—	(199,800)	(199,800)
Loss from equity method investees	(424)	(1,904)	(3,859)	(3,278)	(9,465)
Gain on disposal of assets	—	9,600	—	—	9,600
Change in fair value of contingent consideration and indemnification asset	(100)	(100)	500	3,697	3,997
Other income (expense), net	427	(587)	(84)	(248)	(492)
Net loss attributable to non-controlling interests	1,910	285	217	1,197	3,609
Purchase accounting adjustments	(596)	(165)	(165)	(989)	(1,915)
Stock-based compensation expense	(4,537)	(4,750)	(5,758)	(572)	(15,618)
Severance costs	(10,602)	(3,881)	(307)	(2,560)	(17,350)
Amortization of contract cost assets	(776)	(776)	(1,061)	(263)	(2,876)
Acquisition-related costs	(991)	(2,195)	(1,272)	(6,311)	(10,769)
Adjusted EBITDA	$(14,778)	$(7,674)	$3,333	$8,150	$(10,968)

Adjusted EBITDA per Common Share
Basic and diluted	$(0.19)	$(0.09)	$0.04	$0.10	$(0.13)

Weighted-Average Common Shares Outstanding

Basic and diluted	79,335	82,289	83,819	83,944	82,364

THIS PAGE INTENTIONALLY LEFT BLANK

ANNUAL MEETING OF STOCKHOLDERS OF

EVOLENT HEALTH, INC.

June 9, 2020

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NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:
The Notice of Meeting, proxy statement and proxy card are available at http://ir.evolenthealth.com/Annual-Reports-Proxy-Statements

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

00033330300000000000 9 060920

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE "FOR" ALL NOMINEES IN THE ELECTION OF THE CLASS II DIRECTORS AND "FOR" PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

	FOR	AGAINST	ABSTAIN
1. Election of Class II Directors:			
a) Bridget Duffy	☐	☐	☐
b) Diane Holder	☐	☐	☐
c) Michael D'Amato	☐	☐	☐
2. Proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.	☐	☐	☐
3. Proposal to approve the compensation of our named executive officers for 2019 on an advisory basis.	☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

This section must be completed for your vote to be counted. Date and Sign Below.

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee, custodian or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

EVOLENT HEALTH, INC.

Proxy for Annual Meeting of Stockholders on June 9, 2020

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Jonathan D. Weinberg, with full power of substitution, with the powers the undersigned would possess if personally present, to vote, as designated on the reverse side of this form and, in his discretion, to vote upon such other business as may properly come before such meeting, all shares of Common Stock of the undersigned in Evolent Health, Inc. (the "Company") at the Annual Meeting of Stockholders of the Company to be held on June 9, 2020 at 10:00 a.m., local time, via the internet at https://web.lumiagm.com/209916247 (password: evolent2020), and at any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

(Continued and to be signed on the reverse side.)

1.1 14475

ANNUAL MEETING OF STOCKHOLDERS OF

EVOLENT HEALTH, INC.

June 9, 2020

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

Vote online until 11:59 PM EDT, June 8, 2020.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

VIRTUALLY AT THE MEETING - The company will be hosting the meeting live via the Internet this year. To attend the meeting via the Internet please visit https://web.lumiagm.com/209916247 (password: evolent2020) and be sure to have available the control number.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy materials, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:
The Notice of Meeting, proxy statement and proxy card are available at http://ir.evolenthealth.com/Annual-Reports-Proxy-Statements

Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.

00033330300000000000 9 060920

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE "FOR" ALL NOMINEES IN THE ELECTION OF THE CLASS II DIRECTORS AND "FOR" PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

	FOR	AGAINST	ABSTAIN
1. Election of Class II Directors:			
a) Bridget Duffy	☐	☐	☐
b) Diane Holder	☐	☐	☐
c) Michael D'Amato	☐	☐	☐
2. Proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.	☐	☐	☐
3. Proposal to approve the compensation of our named executive officers for 2019 on an advisory basis.	☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

This section must be completed for your vote to be counted. Date and Sign Below.

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Important Notice of Availability of Proxy Materials for the Shareholder Meeting of

EVOLENT HEALTH, INC.

To Be Held On:

at https://web.lumiagm.com/209916247 (password: evolent2020)

COMPANY NUMBER	
ACCOUNT NUMBER	
CONTROL NUMBER	

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

If you want to receive a paper or e-mail copy of the proxy materials you must request one. There is no charge to you for requesting a copy. To facilitate timely delivery please make the request as instructed below before May 29, 2020.

Please visit http://ir.evolenthealth.com/Annual-Reports-Proxy-Statements, where the following materials are available for view:

- Notice of Annual Meeting of Stockholders
- Proxy Statement
- Form of Electronic Proxy Card
- 2019 Annual Report to Stockholders

TO REQUEST MATERIAL:

TELEPHONE: 888-Proxy-NA (888-776-9962) 718-921-8562 (for international callers)

E-MAIL: info@astfinancial.com

WEBSITE: https://us.astfinancial.com/OnlineProxyVoting/ProxyVoting/RequestMaterials

TO VOTE:

ONLINE: To access your online proxy card, please visit **www.voteproxy.com** and follow the on-screen instructions or scan the QR code with your smartphone. You may enter your voting instructions at www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

VIRTUALLY AT THE MEETING: The company will be hosting the meeting live via the Internet this year. To attend the meeting via the Internet please visit https://web.lumiagm.com/209916247 (password: evolent2020) and be sure to have available the control number.

MAIL: You may request a card by following the instructions above.

1. Election of Class II Directors:

NOMINEES:

a) Bridget Duffy

b) Diane Holder

c) Michael D'Amato

Please note that you cannot use this notice to vote by mail.

The Board of Directors unanimously recommends you vote "For" all nominees in the election of the Class II Directors and "For" Proposals 2 and 3.